Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P.

a Delaware limited partnership

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

AMENDED AND RESTATED AS OF NOVEMBER 4, 2025

TABLE OF CONTENTS

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Exhibit A – Capital Account Maintenance	A-1
Exhibit B – Special Allocation Rules	B-1
Exhibit C – Notice of Redemption	C-1
Exhibit D – Constructive Ownership Definition	D-1
Exhibit E – Schedule of Partner’s Ownership with Respect to Tenants	E-1
Exhibit F – Notice of Election by Partner to Convert LTIP Units into Class C Common Units	F-1
Exhibit G – Notice of Election by Partnership to Force Conversion of LTIP Units into Class C Common Units	G-1

Annex A – Designation of Classes of Common Units	Annex A-1
Annex B – Designation of the Series A Preferred Units	Annex B-1
Annex C – Designation of the Series B Preferred Units	Annex C-1
Annex D – Designation of the Series C Preferred Units	Annex D-1

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THIRD AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
NEXPOINT REAL ESTATE FINANCE
OPERATING PARTNERSHIP, L.P.

THIS THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (as now or hereafter amended, restated, modified, supplemented, or replaced, this “Agreement”) of NexPoint Real Estate Finance Operating Partnership, L.P. (the “Partnership”), dated as of November 4, 2025, is entered into by and among NexPoint Real Estate Finance OP GP, LLC, a Delaware limited liability company (the “General Partner”) and the Persons who are admitted from time to time as limited partners in accordance with this Agreement and who have not subsequently withdrawn (the “Limited Partners”), such persons being identified on the books and records of the Partnership.

WHEREAS, the Partnership was formed on June 7, 2019 and the original agreement of limited partnership of the Partnership was entered into effective as of June 10, 2019 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated effective as of February 11, 2020 (the “First A&R Agreement”) and the First A&R Agreement was subsequently amended by (i) that certain First Amendment thereto, dated as of July 20, 2020, (ii) that certain Second Amendment thereto, dated as of July 24, 2020, (iii) that certain Third Amendment thereto, dated as of September 30, 2020, (iv) that certain Fourth Amendment thereto, dated as of October 26, 2020, and (v) that certain Fifth Amendment thereto, dated as of March 31, 2021 and subsequently amended and restated effective as of September 8, 2021 (the “Second A&R Agreement”) and the Second A&R Agreement was subsequently amended by (i) that certain First Amendment thereto dated as of November 2, 2023 and (ii) that certain Second Amendment thereto, dated as of October 1, 2025; and

WHEREAS, the General Partner and the Limited Partners desire to amend and restate the Second A&R Agreement, as amended, in its entirety as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution, as determined by the General Partner, following the direction and approval of the Board of Directors, using such reasonable method of valuation as it may adopt. Subject to Exhibit A hereof, the General Partner shall, following the direction and approval of the Board of Directors, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Additional Funds” has the meaning set forth in Section 4.3(A).

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership taxable year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704‑2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership taxable year.

“Adjusted Property” means any property, the Carrying Value of which has been adjusted pursuant to Exhibit A hereof.

“Adjustment Event” has the meaning set forth in Section 4.6(A)(1) hereof.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” means (i) in the case of any Contributed Property as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” has the meaning set forth in the recitals hereto.

“Aggregate Consideration” has the meaning set forth in Section 11.6(C).

“Approved Sale” means a Sale of the Partnership which is approved by the Partners holding, collectively, more than 50% of the issued and outstanding Partnership Interests.

“Approving Partners” has the meaning set forth in Section 11.6(A).

“Assignee” means a Person to whom all or a portion of a Partnership Interest has been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to any period for which such calculation is being made, all cash balances of the Partnership net of the Partnership’s working capital needs, anticipated capital expenditures, operating expenses, debt service requirements and other necessary reserves including with respect to contingencies or commitments, each as determined by the General Partner, following the direction and approval of the Board of Directors.

“Bankruptcy Event” shall mean, with respect to any Person, such Person (a) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (b) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Board of Directors” means the Board of Directors of the Company.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit A and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Target” for a Profits LTIP Unit means (i) initially, the Company Common Unit Economic Balance as determined on the date such Profits LTIP Unit was granted less any Capital Contributions (if any) made by the Partner with respect to such Profits LTIP Unit and (ii) thereafter, the remaining amount, if any, required to be allocated to such Profits LTIP Unit for the Economic Capital Account Balance of the holder of such Profits LTIP Unit, to the extent attributable to such Profits LTIP Unit, to be equal to the Company Common Unit Economic Balance.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit A hereof.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership.

“Capital LTIP Unit” has the meaning set forth in Section 4.6(A).

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property, reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such property; and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit A hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner, following the direction and approval of the Board of Directors.

“Cash Amount” means an amount of cash equal to the Value on the Valuation Date of the REIT Shares Amount.

“Certificate” means the Certificate of Limited Partnership of the Partnership as filed in the office of the Delaware Secretary of State on June 7, 2019, as amended, restated and/or supplemented from time to time in accordance with the terms hereof and the Act.

“Charter” means the Articles of Amendment and Restatement of the Company filed with the State Department of Assessments and Taxation of the State of Maryland on February 3, 2020, as amended, restated and/or supplemented from time to time.

“Class A Common Unitholder” means a Partner that holds Class A Common Units.

“Class A Common Units” means a Common Unit which is designated as a “Class A Common Unit” and which has the rights, preferences and other privileges designated in Annex A hereto and elsewhere in this Agreement in respect of holders of Common Units.

“Class B Common Unitholder” means a Partner that holds Class B Common Units.

“Class B Common Units” means a Common Unit which is designated as a “Class B Common Unit” and which has the rights, preferences and other privileges designated in Annex A hereto and elsewhere in this Agreement in respect of holders of Common Units.

“Class C Common Unitholder” means a Partner that holds Class C Common Units.

“Class C Common Units” means a Common Unit which is designated as a “Class C Common Unit” and which has the rights, preferences and other privileges designated in Annex A hereto and elsewhere in this Agreement in respect of holders of Common Units.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.

“Common Units” means the Partnership Units, other than LTIP Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units or any other class or series of units of Limited Partner Interest issued in the future and designated as preferred or otherwise different from the Common Units, such difference including, but not limited to, with respect to the payment of distributions, including distributions upon liquidation. Common Units includes the Class A Common Units, Class B Common Units and Class C Common Units.

“Company” means NexPoint Real Estate Finance, Inc., a Maryland corporation.

“Company Common Unit Economic Balance” means (i) the Economic Capital Account Balance of the Company but only to the extent attributable to the Company’s ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 1(H) of Exhibit B divided by (ii) the number of the Company’s Common Units.

“Constructive Ownership” or “Constructively Own” means ownership under the constructive ownership rules described in Exhibit D.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act (but excluding cash), contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit A hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit A hereof, but shall be deemed an Adjusted Property for such purposes.

“Conversion Date” has the meaning set forth in Section 4.7(B).

“Conversion Factor” means 1.0, subject to adjustment as follows: (i) in case the Company shall (A) make a distribution on the outstanding REIT Shares in REIT Shares, (B) subdivide or reclassify the outstanding REIT Shares into a greater number of REIT Shares, or (C) combine or reclassify the outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution or subject to such subdivision, combination or reclassification shall be proportionately adjusted so that a holder of Partnership Units shall be entitled to receive, upon exchange thereof, the number of REIT Shares which the holder would have owned at the opening of business on the day following the date fixed for such determination had such Partnership Units been exchanged immediately prior to such determination; (ii) in case the Partnership shall subdivide or reclassify the outstanding Partnership Units into a greater number of Partnership Units, the Conversion Factor in effect at the opening of business on the day following the date fixed for the determination of Partnership Unit holders subject to such subdivision or reclassification shall be proportionately adjusted so that a holder of Partnership Units shall be entitled to receive, upon exchange thereof, the number of REIT Shares which the holder would have owned at the opening of business on the day following the date fixed for such determination had such Partnership Units been exchanged immediately prior to such determination; (iii) in case the Company (A) shall issue rights or warrants to all holders of REIT Shares entitling them to subscribe for or purchase REIT Shares at a price per share less than the daily market price per REIT Share on the date fixed for the determination of shareholders entitled to receive such rights or warrants, (B) shall not issue similar rights or warrants to all holders of Partnership Units entitling them to subscribe for or purchase REIT Shares or Partnership Units at a comparable price (determined, in the case of Partnership Units, by reference to the Conversion Factor), and (C) cannot issue such rights or warrants to a Redeeming Partner as otherwise required by the definition of “REIT Shares Amount” set forth in this Article 1, then the Conversion Factor in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Factor by a fraction of which the numerator shall be the number of REIT Shares outstanding at the close of business on the date fixed for such determination plus the number of REIT Shares so offered for subscription or purchase, and of which the denominator shall be the number of REIT Shares outstanding at the close of business on the date fixed for such determination plus the number of REIT Shares which the aggregate offering price of the total number of REIT Shares so offered for subscription would purchase at such daily market price per share, such increase to the Conversion Factor to become effective immediately after the opening of business on the day following the date fixed for such determination; and (iv) in case the Company shall, by distribution or otherwise, distribute to all holders of its REIT Shares, (A) capital shares of any class other than its REIT Shares, (B) evidence of its indebtedness or (C) assets (excluding any rights or warrants referred to in clause (iii) above, any cash distribution lawfully paid under the laws of the state of organization of the Company, and any distribution referred to in clause (i) above) and shall not cause a corresponding distribution to be made to all holders of Partnership Units, the Conversion Factor shall be adjusted so that the same shall equal the ratio determined by multiplying the Conversion Factor in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the daily market price per REIT Share on the date fixed for such determination, and of which the denominator shall be such daily market price per REIT Share less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors certified by the Secretary of the Company and delivered to the holders of the Partnership Units) of the portion of the capital shares or evidences of indebtedness or assets so distributed applicable to one REIT Share, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

“Conversion Notice” has the meaning set forth in Section 4.7(B) hereof.

“Conversion Right” has the meaning set forth in Section 4.7(A) hereof.

“Covered Person” has the meaning set forth in Section 7.8(A).

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with GAAP, should be capitalized.

“Delaware Courts” has the meaning set forth in Section 15.10(B) hereof.

“Depreciation” means, for each taxable year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Economic Capital Account Balance”, with respect to a Partner, means an amount equal to such Partner’s Capital Account balance, plus the amount of its share of any Partner Minimum Gain and Partnership Minimum Gain.

“Eligible LTIP Unit” has the meaning set forth in Section 4.7(A).

“Equity Incentive Plan” means any equity incentive or compensation plan adopted now or in the future by the Company and/or the Partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or Title of ERISA shall be deemed to include a reference to any corresponding provision of future law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First A&R Agreement” has the meaning set forth in the recitals hereto.

“Flow Through Entity” has the meaning set forth in Section 3.3(D)(3) hereof.

“Forced Conversion” has the meaning set forth in Section 4.7(C) hereof.

“Forced Conversion Notice” has the meaning set forth in Section 4.7(C) hereof.

“GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis.

“General Partner” has the meaning set forth in the recitals hereto.

“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner of the Partnership. A General Partner Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of the partnership or limited liability company; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof; (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within 90 days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of (A) his or its status as the General Partner, or as a trustee, director, officer, shareholder, partner, member, employee, representative or agent of the General Partner or as an officer, employee, representative or agent of the Partnership or as the Partnership Representative, or (B) his, her or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability) following the direction and approval of the Board of Directors.

“Limited Partner” has the meaning set forth in the recitals hereto, including any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a limited partner of the Partnership. For purposes of this Agreement and the Act, the Limited Partners shall constitute a single class or group of limited partners.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1.

“Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to the net gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit A attached hereto.

“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to the net loss realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit A attached hereto.

“Liquidator” has the meaning set forth in Section 13.2.

“LTIP Unitholder” means a Partner that holds LTIP Units.

“LTIP Units” means a Partnership Unit which is designated as an LTIP Unit and which has the rights, preferences and other privileges designated in Section 4.6 and elsewhere in this Agreement in respect of holders of LTIP Units. The allocation of LTIP Units among the Partners shall be set forth on Exhibit B, as it may be amended and/or restated from time to time.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with U.S. federal income tax accounting principles, subject to the specific adjustments provided for in Section 1.B of Exhibit A.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Section 1.B of Exhibit A.

“Non-Approving Partners” has the meaning set forth in Section 11.6(A).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit C to this Agreement.

“Original Agreement” has the meaning set forth in the recitals hereto.

“Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(1) and Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” has the meaning set forth in the recitals hereto.

“Partnership Board” has the meaning set forth in Section 7.12.

“Partnership Directors” has the meaning set forth in Section 7.12.

“Partnership Interest” means an ownership interest, including LTIP Units, in the Partnership held by a Partner, and includes any and all benefits to which the holder of such ownership interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the Company for a distribution to its shareholders of some or all of its portion of such distribution or such other record date established by the General Partner following direction and approval of the Board of Directors.

“Partnership Representative” has the meaning set forth in Section 10.3(A).

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 and includes Common Units, LTIP Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and any other classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interest in the Partnership represented by such Partnership Units are set forth on the books and records of the Partnership.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding and as specified on the books and records of the Partnership; provided, however, that, to the extent applicable in context, the term “Percentage Interest” means, as to a Partner, its interest in a specific class or series (or specified group of classes and/or series) as determined by dividing the Partnership Units of a specific class or series (or specified group of classes and/or series) owned by such Partner by the total number of Partnership Units of such specific class or series (or specified group of classes and/or series) outstanding.

“Person” means an individual or a real estate investment trust, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other entity.

“Profits LTIP Unit” has the meaning set forth in Section 4.6(A).

“Qualified REIT Subsidiary” means a qualified REIT subsidiary of the Company within the meaning of Section 856(i)(2) of the Code.

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.6(A).

“Redemption Right” shall have the meaning set forth in Section 8.6(A).

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“REIT Requirements” shall have the meaning set forth in Section 5.5.

“REIT Shares” means shares of common stock, $0.01 par value per share, of the Company.

“REIT Shares Amount” means a number of REIT Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner, multiplied by the Conversion Factor; provided, that in the event the Company issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the Company can issue such rights to the Redeeming Partner, then the REIT Shares Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2(B)(1)(a) or 2(B)(2)(a) of Exhibit B to eliminate Book-Tax Disparities.

“Sale of the Partnership” means (a) a sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership, (b) a transaction or series of related transactions in which a Person, or group of related Persons, acquires more than 50% of the outstanding Partnership Units, or (c) the merger or consolidation of the Partnership with or into another Person that is not (i) an Affiliate of the Partnership or (ii) a Partner, in each case in clauses (b) and (c) above, under circumstances in which the holders of a majority of Partnership Units, immediately prior to such transaction, own less than a majority in voting power of the surviving or resulting Person immediately following such transaction.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Unit” means a Preferred Unit which is designated as a “8.50% Series A Cumulative Redeemable Preferred Unit” and which has the rights, preferences and other privileges designated in Annex B hereto and elsewhere in this Agreement in respect of holders of Preferred Units.

“Series B Preferred Unit” means a Preferred Unit which is designated as a “9.00% Series B Cumulative Redeemable Preferred Unit” and which has the rights, preferences and other privileges designated in Annex C hereto and elsewhere in this Agreement in respect of holders of Preferred Units.

“Series C Preferred Unit” means a Preferred Unit which is designated as a “8.00% Series C Cumulative Redeemable Preferred Unit” and which has the rights, preferences and other privileges designated in Annex D hereto and elsewhere in this Agreement in respect of holders of Preferred Units.

“Specified Redemption Date” means the 10th Business Day after receipt by the Partnership of a Notice of Redemption; provided, that if the Company combines its outstanding REIT Shares, no Specified Redemption Date shall occur after the record date of such combination of REIT Shares and prior to the effective date of such combination.

“Subsidiary” means, with respect to any Person, any real estate investment trust, corporation, partnership, limited liability company or other entity of which (a) a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person or (b) such Person acts as the general partner, sole member or sole manager.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

“Target Balance” has the meaning set forth in Section 1(H)(1) of Exhibit B attached hereto.

“Tenant” means any tenant from which the Company derives rent either directly or indirectly through partnerships or limited liability companies, including the Partnership.

“Trading Days” means days on which the primary trading market for REIT Shares, if any, is open for trading.

“Transaction” has the meaning set forth in Section 15.12.

“transfer”, when used in this Article 11, has the meaning set forth in Section 11.1(A).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit A hereof) as of such date; over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit A hereof) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit A hereof) as of such date; over (ii) the fair market value of such property (as determined under Exhibit A hereof) as of such date.

“Unvested LTIP Units” has the meaning set forth in Section 4.6(C) hereof.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to a REIT Share, the greater of (i) the Company’s most recent net asset value as determined by the Board of Directors and (ii) if the REIT Shares are listed or admitted to trading on any national securities exchange, the volume weighted average price for the 10 consecutive Trading Days immediately preceding the Valuation Date. If the REIT Shares are not listed or admitted to trading on any national securities exchange, the volume weighted average price with respect to a REIT Share will be the volume weighted average price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner or if no such closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 10 days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the 10 days prior to the date in question, the Value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the REIT Shares Amount includes rights that a holder of REIT Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Vested LTIP Units” has the meaning set forth in Section 4.6(C).

“Vesting Agreement” means each or any, as the context implies, agreement or instrument entered into by a holder of LTIP Units upon acceptance of an award of LTIP Units under an Equity Incentive Plan.

ARTICLE 2.

ORGANIZATIONAL MATTERS

Section 2.1.    Continuation

The Partners hereby continue the Partnership as a limited partnership under and pursuant to the Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2.    Name

The name of the Partnership heretofore formed and continued hereby shall be NexPoint Real Estate Finance Operating Partnership, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner following the direction and approval of the Board of Directors. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner, following the direction and approval of the Board of Directors, may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3.    Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801 and the registered agent for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company. The principal office of the Partnership shall be 300 Crescent Court, Suite 700, Dallas, Texas 75201 or such other place as the General Partner, following the direction and approval of the Board of Directors, may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner and the Board of Directors deems advisable.

Section 2.4.    Power of Attorney

A.    Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and winding up of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to Articles 11, 12 or 13 hereof or the Capital Contribution of any Partner; and (e) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement. Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

B.    The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

C.    Notwithstanding anything in this Section 2.4, no General Partner, Liquidator, or authorized officer or attorney-in-fact of either, may exercise the power and authority under this Section 2.4 without the prior approval of the Board of Directors.

Section 2.5.    Term

The term of the Partnership commenced on the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until dissolved pursuant to the provisions of Article 13 or as otherwise provided by law.

Section 2.6.    Admission of Partners

Each Limited Partner being admitted to the Partnership from time to time after the date hereof shall be deemed admitted to the Partnership as a limited partner of the Partnership upon such Limited Partner’s execution and delivery of a counterpart to this Agreement or equivalent thereof, including but not limited to a power of attorney granted to the General Partner, and delivery to the Partnership of its initial Capital Contribution, such initial Capital Contribution specified on the books and records on the Partnership pursuant to Section 4.1. Each General Partner being admitted to the Partnership from time to time after the date hereof shall be deemed admitted to the Partnership as a general partner of the Partnership in accordance with Section 11.2 of this Agreement following such General Partner’s execution and delivery of a counterpart to this Agreement or equivalent thereof, and such other documentation reasonably required by the Partnership Board.

ARTICLE 3.

PURPOSE

Section 3.1.    Purpose and Business

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership formed pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit the Company at all times to qualify as a REIT, unless the Company ceases to qualify as a REIT for reasons other than as a result of the conduct of the business of the Partnership or voluntarily revokes its election to be a REIT; (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing; and (iii) to do anything necessary, convenient or incidental to the foregoing. In connection with the foregoing, and without limiting the Company’s right, in its sole discretion, to cease qualifying as a REIT, the Partners acknowledge that the Company’s current status as a REIT inures to the benefit of all of the Partners and not solely to the General Partner, the Company or their Affiliates.

Section 3.2.    Powers

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the General Partner pursuant to and according to the terms of this Agreement; provided, however, that the Partnership may not, without the General Partner’s consent, following the direction and approval of the Board of Directors, take, or refrain from taking, any action which, in the judgment of the General Partner, following the direction and approval of the Board of Directors, (i) could adversely affect the ability of the Company to qualify and to continue to qualify as a REIT; (ii) could subject the Company to any additional taxes under Section 857 or Section 4981 of the Code or any other related or successor provision of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the Company, its securities or the Partnership, unless such action (or inaction) under clause (i), clause (ii) or clause (iii) above shall have been specifically consented to by the Company in writing.

Section 3.3.    Representations and Warranties by the Parties

A.    Each Partner that is an individual represents and warrants to each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any agreement by which such Partner or any of such Partner’s property is or are bound, or any statute, regulation, order or other law to which such Partner is subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

B.    Each Partner that is not an individual represents and warrants to each other Partner that (i) its execution and delivery of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, director(s) and/or shareholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its certificate of limited partnership, partnership agreement, trust agreement, limited liability company operating agreement, declaration of trust, charter or bylaws, as the case may be, any agreement by which such Partner or any of such Partner’s properties or any of its partners, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

C.    Each Partner represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

D.    Each Partner further represents, warrants, covenants and agrees as follows:

(1)    Except as provided in Exhibit E hereto, at any time such Partner actually or Constructively Owns a 25% or greater capital interest or profits interest in the Partnership, it does not and will not, without the approval of the Board of Directors, actually own or Constructively Own (a) with respect to any Tenant that is a corporation, any stock of such Tenant, and (b) with respect to any Tenant that is not a corporation, any interest in either the assets or net profits of such Tenant.

(2)    Upon request of the General Partner, it will promptly disclose to the General Partner and the Company the amount of REIT Shares or other capital shares of the Company that it actually owns or Constructively Owns.

(3)    Without the approval of the Board of Directors, no Partner shall take any action that would cause the Partnership at any time to have more than 100 partners (including as partners those Persons indirectly owning an interest in the Partnership through a partnership, limited liability company, S corporation or grantor trust (such entity, a “Flow Through Entity”), but only if substantially all of the value of such person’s interest in the Flow Through Entity is attributable to the Flow Through Entity’s interest (direct or indirect) in the Partnership).

E.    The representations and warranties contained in this Section 3.3 shall survive the execution and delivery of this Agreement by each Partner and the dissolution and winding up of the Partnership.

F.    Each Partner hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the Company have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, which may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

G.    Each Partner understands that if, for any reason, (a) the representations, warranties or agreements set forth in this Section 3.3 are violated, or (b) the Partnership’s actual or Constructive Ownership of REIT Shares or other capital shares of the Company violates the limitations set forth in the Charter, then (x) some or all of the Redemption Rights of the Partners may become non-exercisable, and (y) some or all of the REIT Shares owned by the Partners may be automatically transferred to a trust for the benefit of a charitable beneficiary, as provided in the Charter.

Section 3.4.    Not Publicly Traded

The Partners intend for the Partnership to be treated as a partnership for United States federal income tax purposes and no election to the contrary shall be made. The General Partner, on behalf of the Partnership, shall use its best efforts not to take any action which would result in the Partnership being a publicly traded partnership within the meaning of either Section 469(k)(2) or 7704(b) of the Code. Subject to this Section 3.4, it is expressly acknowledged and agreed by the Partners that the General Partner may, following the direction and approval of the Board of Directors, waive or otherwise modify the application with respect to any Partner(s) or Assignee(s) of any provision herein restricting, prohibiting or otherwise relating to (i) the transfer of a Limited Partner Interest or the Partnership Units evidencing the same, (ii) the admission of any Limited Partners and (iii) the Redemption Rights of such Partners, and that such waivers or modifications may be made by the General Partner at any time or from time to time, including, without limitation, concurrently with the issuance of any Partnership Units pursuant to the terms of this Agreement.

ARTICLE 4.

CAPITAL CONTRIBUTIONS

Section 4.1.    Capital Contributions Of The Partners

At the time of their respective execution of this Agreement by delivery of a counterpart signature page to the same or an equivalent thereof, the Partners shall make or shall have made Capital Contributions. The Partners shall own Partnership Units of the class or series and in the amounts and shall have a Percentage Interest in the Partnership in each case as set forth on the books and records of the Partnership. The Percentage Interest shall be adjusted from time to time by the General Partner to the extent necessary to reflect accurately exchanges, redemptions, additional Capital Contributions, the issuance of additional Partnership Units (pursuant to any merger or otherwise), or similar events having an effect on any Partner’s Percentage Interest. Except as provided in Section 4.2, Section 4.3, and Section 10.4, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership. Each Limited Partner that contributes any Contributed Property shall promptly provide the General Partner and the Board of Directors, upon either of their request, with any information regarding such Contributed Property, including for Partnership tax return reporting purposes.

Section 4.2.    Issuances Of Additional Partnership Interests

The General Partner is hereby authorized, following the direction and approval of the Board of Directors, to cause the Partnership from time to time to issue to any existing Partner (including the General Partner and the Company) or to any other Person, and to admit such Person as a limited partner in the Partnership, Partnership Units (including, without limitation, Common Units and preferred Partnership Units) or other Partnership Interests, in each case in exchange for the contribution by such Person of property or other assets, in one or more classes, or one or more series of any of such classes, or otherwise with such designations, preferences, redemption and conversion rights and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partner Interests, all as shall be determined by the General Partner (following the direction and approval of the Board of Directors) subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership. The issuance and terms of any LTIP Units shall be in accordance with Section 4.6.

Section 4.3.    Additional Funds

A.    The General Partner may, following the direction and approval of the Board of Directors, reasonably determine from time to time that the Partnership requires additional funds (“Additional Funds”) for the acquisition of additional assets, for the redemption of Partnership Units or for other reasonable purposes. Subject to Section 7.1, Additional Funds may be obtained by the Partnership, at the election of the General Partner (following the direction and approval of the Board of Directors), in any manner provided in, and in accordance with, the terms of this Section 4.3, without the approval of any Limited Partner (unless such approval is required under the terms of this Agreement).

B.    Subject to the approval of the Board of Directors contemplated by Section 4.3(A) and the limitations set forth in Section 7.1, the General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution, the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 4.2 above) in consideration therefor, and the Percentage Interests of the Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

C.    Subject to the approval of the Board of Directors contemplated by Section 4.3(A) and the limitations set forth in Section 7.1, the General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt upon such terms as the General Partner determines appropriate (following the direction and approval of the Board of Directors of such terms), including making such Debt convertible, redeemable or exchangeable for Partnership Units or REIT Shares; provided, however, that the Partnership shall not incur any such Debt if such Debt is recourse to any Partner (unless the Partner otherwise agrees).

D.    Following the direction and approval of the Board of Directors and subject to the limitations set forth in Section 7.1, the General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the Company; provided, however, that the Partnership shall not incur any such Debt if (a) a breach, violation or default of such Debt would be deemed to occur by virtue of the transfer of any Partnership Interest, or (b) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

Section 4.4.    Preemptive Rights

No Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership; or (ii) the issuance or sale of any Partnership Units or other Partnership Interests.

Section 4.5.    No Interest

No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account unless determined by the General Partner following the direction and approval of the Board of Directors.

Section 4.6.    LTIP Units

A.    Issuance of LTIP Units. The General Partner may, following the direction and approval of the Board of Directors, as contemplated by Section 7.1(a), from time to time issue LTIP Units to Persons who provide services to the Partnership, the General Partner or the Company, for such consideration as the General Partner may determine, following the direction and approval of the Board of Directors, to be appropriate, and admit such Persons as Limited Partners. The LTIP Units may be issued as either capital interests for federal income tax purposes (each, a “Capital LTIP Unit”) or profits interests for federal income tax purposes (each, a “Profits LTIP Unit”).

Subject to the following provisions of this Section 4.6 and the provisions of Section 4.7, or as otherwise provided in this Agreement with respect to Profits LTIP Units, LTIP Units shall be treated as Class C Common Units, with all of the rights, privileges and obligations attendant thereto. For purposes of computing the Partners’ Percentage Interests, holders of LTIP Units shall be treated as Class C Common Unitholders and LTIP Units shall be treated as Class C Common Units. In particular, the Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Class C Common Units for conversion, distribution and other purposes, including, without limitation, complying with the following procedures:

(1)    If an Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain a one-for-one conversion and economic equivalence (subject to the economic differences between Profits LTIP Units and Class C Common Units) ratio between Class C Common Units and LTIP Units. The following shall be “Adjustment Events”: (A) the Partnership makes a distribution on all outstanding Class C Common Units in Partnership Units, (B) the Partnership subdivides the outstanding Class C Common Units into a greater number of units or combines the outstanding Class C Common Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding Class C Common Units by way of a reclassification or recapitalization of its Class C Common Units. If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition (through the acquisition of equity interests or assets), merger, or other similar business combination, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan or (z) the issuance of any Partnership Units to the General Partner in respect of a Capital Contribution to the Partnership. If the Partnership takes an action affecting the Class C Common Units other than actions specifically described above as “Adjustment Events” and in the opinion of the General Partner, following the direction and approval of the Board of Directors, such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law and by any Equity Incentive Plan, in such manner and at such time as the General Partner, following the direction and approval of the Board of Directors, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units, as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each LTIP Unitholder setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment; and

(2)    Subject to the approval of the Board of Directors, the LTIP Unitholders shall, when, as and if authorized and declared by the General Partner out of assets legally available for that purpose, be entitled to receive distributions in an amount per LTIP Unit equal to the distributions per Class C Common Unit, paid to holders of Class C Common Units on such Partnership Record Date established by the General Partner with respect to such distribution.

B.    Priority. Subject to the provisions of this Section 4.6 and the provisions of Section 4.7 and Section 5.1, the LTIP Units shall rank pari passu with the Class C Common Units as to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up. As to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, any class or series of Partnership Units which by its terms specifies that it shall rank junior to, on parity with, or senior to the Class C Common Units shall also rank junior to, on parity with, or senior to, as the case may be, the LTIP Units. Subject to the terms of any Vesting Agreement, an LTIP Unitholder shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions as holders of Class C Common Units are entitled to transfer their Class C Common Units pursuant to Article 11.

C.    Special Provisions. LTIP Units shall be subject to the following special provisions:

(1)    Vesting Agreements. LTIP Units may, at the direction of the Board of Directors, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement. The terms of any Vesting Agreement may be modified by the General Partner (only with the approval of the Board of Directors), from time to time, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the Equity Incentive Plan, if applicable. LTIP Units that have vested under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units shall be treated as “Unvested LTIP Units.”

(2)    Forfeiture. Unless otherwise specified in the Vesting Agreement, upon the occurrence of an event specified in a Vesting Agreement that results in either the right of the Partnership to repurchase the LTIP Units at a specified purchase price or in the forfeiture of the LTIP Units, then if the Partnership exercises such right to repurchase or cause the forfeiture of LTIP Units in accordance with the applicable Vesting Agreement, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date prior to the effective date of the forfeiture.

(3)    Redemption. The Redemption Right provided to the holders of Class C Common Unit under Section 8.6 shall not apply with respect to Vested LTIP Units unless and until they are converted to Class C Common Units as provided in Section 4.7.

D.    Voting. Solely with respect to Vested LTIP Units, LTIP Unitholders shall have the same voting rights as the Class C Common Unitholders, with the LTIP Units voting as a single class with the Class C Common Units and having one vote per LTIP Unit.

Section 4.7.    Conversion of LTIP Units

A.    Conversion Right. An LTIP Unitholder shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into Class C Common Units, including for avoidance of doubt any Vested LTIP Units issued prior to the date of this Agreement; provided, however, that a holder may not exercise the Conversion Right for less than 1,000 Vested LTIP Units or, if such holder holds less than 1,000 Vested LTIP Units, all of the Vested LTIP Units held by such holder; provided, further, that a holder of a Profits LTIP Unit may not exercise the Conversion Right with respect to such Profits LTIP Unit prior to the date on which the Book-Up Target for such Profits LTIP Unit becomes zero (an LTIP Unit eligible for conversion pursuant to this Section 4.7(a), an “Eligible LTIP Unit”). LTIP Unitholders shall not have the right to convert Unvested LTIP Units into Class C Common Units until they become Vested LTIP Units; provided, however, that when an LTIP Unitholder is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such LTIP Unitholder may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the LTIP Unitholder, shall be accepted by the Partnership subject to such condition. Following the direction and approval of the Board of Directors, the General Partner shall have the right at any time to cause a conversion of Vested LTIP Units into Class C Common Units. In all cases, the conversion of any LTIP Units into Class C Common Units shall be subject to the conditions and procedures set forth in this Section 4.7.

B.    Exercise by an LTIP Unitholder. A holder of Eligible LTIP Units may convert such Eligible LTIP Units into an equal number of fully paid and non-assessable Class C Common Units, giving effect to all adjustments (if any) made pursuant to Section 4.6. In order to exercise his or her Conversion Right, an LTIP Unitholder shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit F to this Agreement to the Partnership (with a copy to the General Partner) not less than ten nor more than 60 days prior to a date (the “Conversion Date”) specified in such Conversion Notice. A Conversion Notice shall be provided in the manner provided in Section 15.1. Each LTIP Unitholder covenants and agrees with the Partnership that all Eligible LTIP Units to be converted pursuant to this Section 4.7(B) shall be free and clear of all liens and encumbrances. Notwithstanding anything herein to the contrary, a holder of Eligible LTIP Units may deliver a Notice of Redemption pursuant to Section 8.6 relating to those Class C Common Units that will be issued to such holder upon conversion of such Eligible LTIP Units into Class C Common Units in advance of the Conversion Date; provided, however, that the redemption of such Class C Common Units by the Partnership shall in no event take place until after the Conversion Date.

C.    Forced Conversion. Subject to the approval of the Board of Directors, the General Partner, on behalf of the Partnership, may cause any number of Eligible LTIP Units held by an LTIP Unitholder to be converted (a “Forced Conversion”) into an equal number of Class C Common Units, giving effect to all adjustments (if any) made pursuant to Section 4.6; provided, however, that the General Partner, on behalf of the Partnership, may not cause Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of such LTIP Unitholder pursuant to Section 4.7(B). In order to exercise its right of Forced Conversion, the General Partner on behalf of the Partnership, shall deliver a notice (a “Forced Conversion Notice”) in the form attached as Exhibit G to this Agreement to the applicable LTIP Unitholder not less than ten nor more than 60 days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 15.1.

D.    Completion of Conversion. A conversion of Eligible LTIP Units for which the holder thereof has given a Conversion Notice or the General Partner, on behalf of the Partnership, has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such LTIP Unitholder, as of which time such LTIP Unitholder shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Class C Common Units issuable upon such conversion. After the conversion of Eligible LTIP Units as aforesaid, the Partnership shall deliver to such LTIP Unitholder, upon his or her written request, a certificate of the General Partner certifying the number of Class C Common Units and remaining LTIP Units, if any, held by such person immediately after such conversion.

ARTICLE 5.

DISTRIBUTIONS

Section 5.1.    Requirement and Characterization of Distributions

The General Partner shall distribute at least quarterly, or more frequently if required by this Agreement, a portion of Available Cash generated by the Partnership during such quarter or shorter period, such portion as determined by the General Partner following the direction and approval of the Board of Directors, to the Partners that are Partners on the Partnership Record Date (with respect to such quarter or shorter period) in accordance with the following order of priority: (i) first, with respect to any Partnership Units that are entitled to any preference in distribution, in accordance with the rights of holders of such class(es) of Partnership Unit (and, within each class, among the holders of each such class, pro rata in proportion to their respective Percentage Interests of such class on such Partnership Record Date); and (ii) second, with respect to any Partnership Units that are not entitled to any preference in distribution, in accordance with the rights of holders of such class(es) of Partnership Unit (and, within each class, among the holders of each such class, pro rata in proportion to their respective Percentage Interests of such class on such Partnership Record Date); provided, that in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Partnership Unit has been exchanged, and any such distribution shall be made to the Company. In accordance with Section 4.6(A), LTIP Unitholders shall be entitled to receive distributions pursuant to this Section 5.1 in an amount per LTIP Unit equal to distributions made per Class C Common Unit.

Section 5.2.    Amounts Withheld

All amounts withheld pursuant to the Code or any provisions of federal, state, local or non-U.S. tax law and Section 10.4 hereof with respect to any allocation, payment or distribution to any Partner or Assignee shall be treated as amounts distributed to such Partner or Assignee pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3.    Distributions Upon Liquidation

Proceeds from a Sale of the Partnership and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4.    Restricted Distributions

Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or other applicable law.

Section 5.5.    Compliance with REIT Requirements

The General Partner shall make such reasonable efforts, following the direction and approval of the Board of Directors and consistent with the Company’s qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the Company, for so long as the Company has determined to qualify as a REIT, to pay stockholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (the “REIT Requirements”) and (b) except to the extent otherwise determined by the Company, eliminate any federal income or excise tax liability of the Company.

ARTICLE 6.

ALLOCATIONS

Section 6.1.    Allocations For Capital Account Purposes

A.    After giving effect to the special allocations set forth in Section 1 of Exhibit B attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit A attached hereto, Net Income for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

(1)    First, to the General Partner until the cumulative Net Income allocated to the General Partner under this Section 6.1(A)(1) equals the cumulative Net Loss allocated to the General Partner under Section 6.1(B)(3);

(2)    Second, to the holders of Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, pro rata in accordance with their respective Percentage Interests in the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, until the cumulative Net Income allocated to such holders under this Section 6.1(A)(2) equals the cumulative Net Loss allocated to such holders under Section 6.1(B)(2) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder);

(3)    Third, to the holders of Common Units and LTIP Units until the cumulative Net Income allocated to such holders under this Section 6.1(A)(3) equals the cumulative Net Loss allocated to such holders under Section 6.1(B)(1) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder);

(4)    Fourth, 100% to the holders of Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, pro rata in accordance with their respective Percentage Interests in the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, until the cumulative Net Income allocated to such holders under this Section 6.1(A)(4) is equal to the excess of (x) the cumulative amount of distributions such holders have received with respect to the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units (other than distributions of Base Liquidation Preference or liquidation preference, as applicable) for all Partnership Years or other applicable period or to the date of redemption, to the extent such Series A Preferred Units, Series B Preferred Units and Series C Preferred Units are redeemed during such period, over (y) the cumulative Net Income allocated to such holders with respect to the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, pursuant to this Section 6.1(A)(4) for all prior Partnership Years or other applicable periods; and

(5)    Thereafter, to the holders of Common Units and LTIP Units pro rata in accordance with their respective Percentage Interests in the Common Units.

B.    After giving effect to the special allocations set forth in Section 1 of Exhibit B attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit A attached hereto, Net Loss for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

(1)    First, to the holders of Common Units and LTIP Units with positive balances in their Economic Capital Account Balances attributable to the Common Units and LTIP Units in accordance with such balances until the Economic Capital Account Balances attributable to the Common Units and LTIP Units are reduced to zero;

(2)    Second, to the holders of the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, pro rata in accordance with their respective Percentage Interests in each of the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, until the Adjusted Capital Account of such holders is reduced to zero; and

(3)    Thereafter, to the General Partner.

For purposes of determining allocations of Net Loss pursuant to Section 6.1(B)(1), a holder of a Profits LTIP Unit shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for each tranche of Profits LTIP Units with a different issuance date that it holds and a separate Capital Account for its Common Units or Capital LTIP Units, if applicable, and the Economic Capital Account Balance of each holder of Common Units or Capital LTIP Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Units.

C.    It is the intention of the parties hereunder that the aggregate Capital Account balance of any holder of Series A Preferred Units, Series B Preferred Units or Series C Preferred Units in respect of its Series A Preferred Units, Series B Preferred Units or Series C Preferred Units at any date shall not exceed the amount of the original Capital Contributions made in respect of its Series A Preferred Units, Series B Preferred Units or Series C Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series A Preferred Units, Series B Preferred Units or Series C Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items of income and gain or deduction and loss shall first be allocated to each holder of Series A Preferred Units, Series B Preferred Units or Series C Preferred Units in respect of its Series A Preferred Units, Series B Preferred Units or Series C Preferred Units in such amounts as is required to cause the Adjusted Capital Account of such holders with respect to such Series A Preferred Units, Series B Preferred Units or Series C Preferred Units (taking into account any amounts such Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) to equal the amount such Partner is entitled to receive pursuant to the provisions of Sections 6 and 7 of each of Annex B, Annex C and Annex D hereof, as applicable.

ARTICLE 7.

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1.    Management

A.    Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner or other Person shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may be removed, with or without cause, by the Partnership Board in accordance with Sections 7.12 and 11.2. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the terms of this Agreement, shall have full power and authority to do all things deemed necessary, desirable or convenient by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof. Notwithstanding the foregoing, the General Partner shall not do any of the following without the prior approval of the Board of Directors:

(1)    the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Company (so long as the Company desires to maintain its qualification as a REIT) to avoid the payment of any U.S. federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders in amounts sufficient to permit the Company to maintain its REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets or any assets of its Subsidiaries) and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

(2)    the making of tax, regulatory and other filings or elections, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity (all of the foregoing subject to any prior approval only to the extent required by Section 7.3 hereof);

(4)    the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the Company or any of the Partnership’s or the Company’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the Company) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

(5)    the negotiation, execution, delivery and performance of any contracts (including leases), conveyances or other instruments that the General Partner considers useful or necessary or convenient to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including, without limitation, contracting with consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(6)    the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(7)    holding, managing, investing and reinvesting cash and other assets of the Partnership;

(8)    the amending, restating and/or supplementing of this Agreement or the Certificate;

(9)    the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees who may be designated as officers with titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or hiring;

(10)    the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, real estate investment trusts, corporations, entities that are treated as REITs, “taxable REIT subsidiaries” or as foreign corporations for federal income tax purposes, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property or the making of loans to, its or the Company’s Subsidiaries and any other Person in which it has an equity investment from time to time or the incurrence of indebtedness on behalf of such Persons or the guarantee of obligations of such Persons and the making of any tax, regulatory or other filing or election with respect to any of the foregoing Persons); provided, that as long as the Company has determined to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the Company to fail to qualify as a REIT;

(11)    the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, Debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurrence of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(12)    the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(13)    the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(14)    the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(15)    the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(16)    the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(17)    the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(18)    the making, execution, delivery and performance of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary, appropriate or convenient, in the judgment of the General Partner, for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(19)    the issuance of additional Partnership Units and other partnership interests to any Partners or other Persons;

B.    Subject to the rights of the Partners and the approval of the Board of Directors as set forth in this Agreement, including, but not limited to, Section 7.1, each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership, and otherwise to exercise any power of the General Partner under this Agreement or the Act, without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.3), the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C.    At all times from and after the date hereof, the General Partner, following the direction and approval of the Board of Directors, may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amounts as the General Partner, following the direction and approval of the Board of Directors, deems appropriate and reasonable from time to time.

D.    In exercising its authority under this Agreement, the General Partner (solely to the extent directed by the Board of Directors, and in all cases in accordance with such direction from the Board of Directors) shall take into account the tax consequences to any Partner of any action taken (or not taken) by it. The General Partner, the Board of Directors and the Partnership shall not be liable to a Limited Partner under any circumstances as a result of an income tax or other tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under this Agreement or at the direction of the Board of Directors.

Section 7.2.    Certificate of Limited Partnership

The Initial General Partner filed the Certificate with the Secretary of State of the State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate or convenient, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5(A)(2) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto or restatement thereof to any Limited Partner.

Section 7.3.    Restrictions on General Partner Authority

The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written consent of Limited Partners holding a majority of the Percentage Interests held by Limited Partners, or such other percentage of the Limited Partners as may be specifically provided for under a provision of this Agreement.

Section 7.4.    Reimbursement of the General Partner and the Company

A.    Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B.    The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s and the General Partner’s organization and the ownership of each of their assets and operations. The General Partner shall be reimbursed on a monthly basis for all expenditures that it reasonably incurs relating to the ownership and operation of, or for the benefit of, the Partnership; provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership; and provided, further, that the General Partner shall not be reimbursed for any (i) trustees’/directors’ fees, (ii) income tax liabilities or (iii) filing or similar fees in connection with maintaining the General Partner’s continued existence that are incurred by the General Partner, but the Partners acknowledge that all other expenses of the General Partner is deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.7 hereof. Included among the expenditures for which the General Partner shall be entitled to reimbursement hereunder shall be any payments of debt service made by the General Partner, in its capacity as General Partner, as guarantor or otherwise, with respect to indebtedness encumbering any property held by the Partnership.

C.    In the event that the Company shall elect to purchase from its shareholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any distribution reinvestment program adopted by the Company, any employee share purchase plan adopted by the Company, or any similar obligation or arrangement undertaken by the Company in the future, the purchase price paid by the Company for such REIT Shares and any other expenses incurred by the Company in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the Company, subject to the condition that: (i) if such REIT Shares subsequently are sold by the Company, the Company shall pay to the Partnership any proceeds received by the Company for such REIT Shares (which sales proceeds shall include the amount of distributions reinvested under any distribution reinvestment or similar program; provided, that a transfer of REIT Shares for Partnership Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such REIT Shares are not retransferred by the Company within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units held by the Company equal to the product obtained by multiplying the Conversion Factor by the number of such REIT Shares (in which case such reimbursement shall be treated as a distribution in redemption of Partnership Units held by the Company).

D.    The General Partner, its personnel or the holders, directly or indirectly, of any of the equity of the General Partner may be compensated through participation in Equity Incentive Plans (i) of the Company as determined by the Company in its discretion and in accordance with its compensation policies or (ii) of the Partnership in accordance with the terms of this Agreement. The Board may also determine to compensate the same in any manner it deems appropriate. Compensation of the personnel of the General Partner or the direct or indirect holders of equity of the General Partner shall not require the approval or consent of the General Partner except to the extent such compensation requires the issuance of LTIP Units or other Partnership Units in accordance with this Agreement.

Section 7.5.    Outside Activities of the General Partner

The General Partner and any Affiliates of the General Partner shall only conduct the activities contemplated by this Agreement. Notwithstanding the foregoing, the General Partner and any Affiliates of the General Partner may (a) acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests and (b) acquire less than 5% of the equity securities of any Person, which securities are listed on any national securities exchange and the General Partner or such Affiliate has no other business relationship, direct or indirect, with the issuer of such securities. For the avoidance of doubt, family members of Affiliates of the General Partner are permitted to own real estate for commercial purposes.

Section 7.6.    Contracts with Affiliates

A.    The Partnership may lend or contribute funds or other assets to, and borrow funds from, its or the Company’s Subsidiaries or other Persons in which it or the Company has an equity or other interests and such Persons may borrow funds from, and lend or contribute funds or assets to, the Partnership, on terms and conditions established by the General Partner, following the direction and approval of the Board of Directors. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

B.    Except as provided in Section 7.5, the Partnership may transfer assets to joint ventures, other partnerships, limited liability companies, real estate investment trusts, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner deems appropriate, following the direction and approval of the Board of Directors.

C.    Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable following the direction and approval of the Board of Directors.

D.    The General Partner, following the direction and approval of the Board of Directors, may propose and adopt, on behalf of the Partnership, employee benefit plans, share option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Company, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the Company, the General Partner or any Subsidiaries of the Partnership.

E.    The General Partner, following the direction and approval of the Board of Directors, shall cause the Partnership to contribute the proceeds from offerings of REIT Shares that the Company contributes to the Partnership in exchange for Partnership Units to the Partnership’s Subsidiaries at the discretion of the General Partner, following the direction and approval of the Board of Directors.

Section 7.7.    Indemnification

A.    To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the Company as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent such Indemnitee acted in bad faith, or with gross negligence or willful misconduct. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

B.    Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding, upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7(A).

C.    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitees are indemnified.

D.    The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E.    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.7; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

F.    In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G.    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H.    The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.7, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8.    Liability of the General Partner

A.    Notwithstanding anything to the contrary set forth in this Agreement, none of the General Partner, its Affiliates, or any of their respective officers, trustees, directors, shareholders, partners, members, employees, representatives or agents or any officer, employee, representative or agent of the Partnership and its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Covered Person’s conduct did not constitute bad faith, gross negligence or willful misconduct.

B.    The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the Limited Partners and the Company collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (except as otherwise provided herein) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of the Company on the one hand and the Limited Partners on the other, the General Partner shall, consult with the Board of Directors, endeavor in good faith to resolve the conflict in a manner not adverse to either the Company or the Limited Partners; provided, however, that any such conflict that the General Partner in good faith determines cannot be resolved in a manner not adverse to either the Company or the Limited Partners shall be resolved in favor of the Company. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions; provided, that the General Partner has acted in good faith.

C.    Subject to its obligations and duties as General Partner set forth in Section 7.1(A) hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees and agents.

D.    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Covered Person’s liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

E.    To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, any Covered Person acting under this Agreement or otherwise shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

Section 7.9.    Other Matters Concerning the General Partner

A.    The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B.    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, following the direction and approval of the Board of Directors, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C.    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.

D.    Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT; (ii) for the Company to otherwise satisfy the REIT Requirements; or (iii) to avoid the Company incurring any taxes under Section 337(d), 857, 1374 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10.    Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.

Section 7.11.    Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person (unless set forth herein), to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.12.    Board of Directors of the Partnership

The Partners hereby agree, in accordance with Section 17-403 of the Act, that the Partnership shall have a committee of the Partners’ representatives, which are elected, designated or otherwise chosen as provided in this Section 7.12 (the “Partnership Board”). The Partnership Board shall be comprised of members (the “Partnership Directors”) and constitute a “committee” for purposes of Section 17-303(b)(7) of the Act. The Partners, including the General Partner, hereby delegate and vest the Partnership Board with the exclusive responsibility and authority to select, remove and replace the General Partner, and to take such actions necessary or incidental thereto, from time to time, on the terms specified in Section 11.2 of this Agreement. Such delegation and vesting of responsibility and authority shall be irrevocable except as required by the Act and, for avoidance of doubt, includes exclusive responsibility and authority to authorize and approve the withdrawal of the General Partner, the transfer of the General Partner Interest and admission of a successor General Partner to the Partnership. The Partnership Board shall have no other authority, duties or responsibilities. For avoidance of doubt, the voting and consent rights of the holders of Common Units as provided under this Section 7.12 are subject to the terms of voting or consent rights of holders of a series or class of Common Units specified in this Agreement.

A.    Elections and Vacancies; Removal of a Partnership Director. The holders of Common Units shall be entitled to remove a Partnership Director at any time upon the affirmative vote or consent of the holders of a majority of the then-issued and outstanding Common Units, voting together a single class. If a Partnership Director resigns, is removed or otherwise ceases to be a Partnership Director, or there is otherwise a vacant directorship, the holders of Common Units shall have the power to elect a Partnership Director to fill the vacancy upon the affirmative vote or consent of the holders of a majority of the then-issued and outstanding Common Units. Each Partnership Director shall serve until the earlier of such Partnership Director’s death, incapacity, resignation, or removal. The Company shall have the sole authority to elect and appoint the initial member of the Partnership Board.

B.    Resignation of a Partnership Director. A Partnership Director may resign as a Partnership Director by written instrument signed by the resigning Partnership Director and delivered to the Partnership Board or, if there are no other Partnership Directors, then to the General Partner. Any such resignation shall take effect upon such delivery or upon such later date as is specified in such instrument; provided, no resignation may be effective prior to the date of receipt without the unanimous consent of the Partnership Board or, if there are no other Partnership Directors, then the consent of the General Partner. Vacancies arising from resignation may be filled in accordance with Section 7.12(A).

C.    Number and Other Qualifications; Chairperson. The Partnership Board shall consist of at least one and up to three Partnership Directors, or such other number as may be changed from time to time by the written consent of the holders of a majority of the then-issued and outstanding Common Units. Any written consent must set forth the new number of Partnership Directors and shall be filed with the records of the Partnership. The number of Partnership Directors shall initially be one. A Partnership Director need not be a resident of the State of Delaware. The Partnership Board in its discretion may elect a Chairperson of the Board who shall preside at meetings of the Partnership Board. In the case of a Partnership Board with only one Partnership Director, that Partnership Director shall be the Chairperson.

D.    Meetings. The Partnership Board shall meet at such time and at such place as the Partnership Board may designate. The Chairperson or a majority of the Partnership Directors may call a special meeting of the Partnership Board. Meetings of the Partnership Board may be held either in person or by means of a telephone or video conference or other communication device that permits each Partnership Director participating in the meeting to hear each other Partnership Director, at the office of the Partnership or such other place as may be determined from time to time by the Partnership Board. Written notice of each meeting of the Partnership Board shall be given to each Partnership Director at least 48 hours prior to each such meeting. Attendance of a Partnership Director at any meeting shall constitute a waiver of notice of such meeting, except where a Partnership Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting.

E.    Quorum; Voting. At all meetings of the Partnership Board, the presence of a majority of the Partnership Directors serving on the Partnership Board shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. At a meeting at which a quorum is present, the act of a majority of all of the Partnership Directors present at the meeting shall be the act of the Partnership Board, except as otherwise provided by law or this Agreement. If a quorum shall not be present at any meeting of the Partnership Board, the Partnership Directors present at the meeting may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present. On all actions to be taken and matters to be decided by the Partnership Board, each Partnership Director shall each be entitled to one vote.

F.    Action by Written Consent. Any action by the Partnership Board may be taken without a meeting if all of the Partnership Directors consent to the action in writing. Such written consents must set forth the action so taken and shall be filed with the records of the meetings of the Partnership Board. Such consent shall be treated for all purposes as a vote taken at a meeting of the Partnership Board.

G.    Selection, Removal and Replacement of the General Partner. The General Partner shall be selected, removed replaced by the Partnership Board on the terms specified in this Section 7.12 and Section 11.2 if this Agreement.

ARTICLE 8.

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1.    Limitation of Liability

Each Limited Partner acting in its capacity as such shall have no liability under this Agreement except for liability resulting from: (a) an act or omission on the part of such Limited Partner that was committed in bad faith or was the result of active and deliberate dishonesty; (b) in the case of any criminal proceeding, an act or omission that such Limited Partner had reasonable cause to believe was unlawful; (c) any transaction for which such Limited Partner actually received an improper personal benefit in money, property or services in violation or breach of any provision of this Agreement; or (d) as expressly provided in this Agreement or under the Act.

Section 8.2.    Management of Business

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, trustee, director, member, employee or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, trustee, director, member, employee or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3.    Outside Activities of Limited Partners

Subject to any agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than the Company) and any officer, trustee, director, member, employee, agent, trustee, Affiliate or shareholder of any such Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the Company) nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4.    Return of Capital

Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit B hereof or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5.    Rights of Limited Partners Relating to the Partnership

A.    In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(C), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(1)    to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(2)    to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(3)    to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B.    The Partnership shall notify each Limited Partner, upon request, of the then current Conversion Factor.

C.    Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners (except the Company, including for the avoidance of doubt, its Board of Directors), for such period of time as the General Partner determines, following the direction and approval of the Board of Directors to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

Upon written request by any Limited Partner, the General Partner shall cause the ownership of Partnership Interests by such Limited Partner to be evidenced by a certificate in such form as the General Partner may determine with respect to any class of Partnership Interests issued from time to time under this Agreement. The General Partner may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Partnership alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated. Unless otherwise determined by the General Partner, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Partnership a bond in such sum as the General Partner may direct as indemnity against any claim that may be made against the Partnership.

Section 8.6.    Redemption Right

A.    Subject to Sections 8.6(B) and 8.6(C) hereof and at any time on or after such date as expressly provided for in any agreement entered into between the Partnership and any Limited Partner, each holder of a Common Unit (if other than the General Partner), including a holder of any LTIP Units that are converted into Class C Common Units, shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Partnership Units (provided that such Partnership Units constitute Common Units) held by such holder at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership; provided that the Partnership Units shall have been outstanding for at least one year; provided, further, that the General Partner, following the direction and approval of the Board of Directors, may allow a holder to exercise its Redemption Right prior to the Common Units being outstanding for one year in its discretion. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the holder who is exercising the redemption right (the “Redeeming Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Redemption Right if the Company elects to purchase the Partnership Units subject to the Notice of Redemption pursuant to Section 8.6(B). A holder under this Section 8.6(A) may not exercise the Redemption Right for less than 1,000 Partnership Units at any one time or, if such holder holds less than 1,000 Partnership Units, all of the Partnership Units held by such Partner. The Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. The Assignee of any holder herein may exercise the rights of such Limited Partner pursuant to this Section 8.6(A), and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a holder in this Section 8.6(A), the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such holder. Any Partnership Units redeemed by the Partnership pursuant to this Section 8.6(A) shall be cancelled upon such redemption.

B.    Notwithstanding the provisions of Section 8.6(A), a Limited Partner that exercises the Redemption Right shall be deemed to have offered to sell the Partnership Units described in the Notice of Redemption to the Company, and the Company may, in its sole and absolute discretion, elect to purchase directly and acquire such Partnership Units by paying to the Redeeming Partner either the Cash Amount or the REIT Shares Amount, as elected by the Company in its sole and absolute discretion, on the Specified Redemption Date, whereupon the Company shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. If the Company shall elect to exercise its right to purchase Partnership Units under this Section 8.6(B) with respect to a Notice of Redemption, it shall so notify the Redeeming Partner within five Business Days after the receipt by it of such Notice of Redemption. Unless the Company (in its sole and absolute discretion) shall exercise its right to purchase Partnership Units from the Redeeming Partner pursuant to this Section 8.6(B), the Company shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. In the event the Company shall exercise its right to purchase Partnership Units with respect to the exercise of a Redemption Right in the manner described in the first sentence of this Section 8.6(B), the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such Redemption Right, and each of the Redeeming Partner, the Partnership and the Company shall treat the transaction between the Company and the Redeeming Partner, for federal income tax purposes, as a sale of the Redeeming Partner’s Partnership Units to the Company. Each Redeeming Partner agrees to execute such documents as the Company may reasonably require in connection with the issuance of REIT Shares upon exercise of the Redemption Right. In case of any reclassification of the REIT Shares (including, but not limited to, any reclassification upon a consolidation or merger in which the Company is the continuing corporation) into securities other than REIT Shares, for purposes of this Section 8.6(B), the Company (or its successor) may thereafter exercise its right to purchase Partnership Units for the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of REIT Shares for which such Partnership Units could be purchased pursuant to this Section immediately prior to such reclassification.

C.    Notwithstanding the provisions of Section 8.6(A) and Section 8.6(B), a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6(A) to the extent that the delivery of REIT Shares to such Partner on the Specified Redemption Date by the Company pursuant to Section 8.6(B) (regardless of whether or not the Company would in fact exercise its rights under Section 8.6(B)) would (i) be prohibited, as determined in the sole discretion of the Company, under the Charter or (ii) cause the acquisition of REIT Shares by such Partner to be “integrated” with any other distribution of REIT Shares for purposes of complying with the Securities Act.

D.    Each Partner covenants and agrees that all Partnership Units delivered for redemption shall be delivered to the Partnership free and clear of all liens; and, notwithstanding anything contained herein to the contrary, the Partnership shall be under no obligation to acquire Partnership Units which are or may be subject to any liens. Each Partner further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Partnership Units to the Partnership, such Partner shall assume and pay such transfer tax.

E.    If a Partner exercises its Redemption Right with respect to Class B Common Units pursuant to this Section 8.6 and the Company elects to purchase directly and acquire the same, the Class B Common Units will automatically convert to Class A Common Units upon purchase and acquisition by the Company. If a Partner exercises its Redemption Right with respect to Class C Common Units pursuant to this Section 8.6 and the Company elects to purchase directly and acquire the same, the Class C Common Units will, in the discretion of the General Partner following direction and approval of the Board of Directors, convert to Class A Common Units upon purchase and acquisition by the Company or at such time as the General Partner determines, following direction and approval of the Board of Directors.

ARTICLE 9.

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1.    Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP, or such other basis as the General Partner determines to be necessary or appropriate following the direction and approval of the Board of Directors.

Section 9.2.    Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

Section 9.3.    Reports

A.    As soon as practicable, but in no event later than 105 days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by the Company; provided, that if such financial statements of the Company are available on the Securities and Exchange Commission’s website, then this obligation shall be satisfied.

B.    As soon as practicable, but in no event later than 105 days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate; provided that if such financial statements of the Company are available on the Securities and Exchange Commission’s website, then this obligation shall be satisfied.

C.    The Partnership shall also cause to be promptly prepared such reports and/or information as are necessary for the Company to determine its qualification as a REIT and its compliance with the requirements for REITs pursuant to the Code and Regulations.

ARTICLE 10.

TAX MATTERS

Section 10.1.    Preparation of Tax Returns

The General Partner, following the direction and approval of the Board of Directors, shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall furnish by July 31 of the year immediately following each taxable year, or as soon as reasonably practicable thereafter, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 10.2.    Tax Elections

Except as otherwise provided herein, the General Partner, following the direction and approval of the Board of Directors, shall determine whether to make any available election pursuant to the Code. Notwithstanding the above, in making any such tax election the General Partner and the Board of Directors may, but shall be under no obligation to, take into account the tax consequences to the Limited Partners resulting from any such election.

The General Partner can, following the direction and approval of the Board of Directors, elect to use any method permitted by Section 704(c) of the Code and the Regulations thereunder to take into account any variation between the adjusted basis of any property contributed (or deemed contributed) to the Partnership by any Partner after the date hereof and such property’s initial Carrying Value. The General Partner shall have the right, following the direction and approval of the Board of Directors, regarding the exercise of that right, to seek to revoke any tax election it makes (including, without limitation, an election under Section 754 of the Code) upon the General Partner’s determination, following the direction and approval of the Board of Directors, that such revocation is in the best interests of the Partners.

Section 10.3.    Partnership Representative

A.    The General Partner, or such Person as may alternatively be designated by the General Partner, following the direction and approval of the Board of Directors, shall be the “partnership representative” (within the meaning of Section 6223 of the Code) (the “Partnership Representative”). The taking of any action and the incurring of any expense by the Partnership Representative in connection with any such proceeding, except to the extent required by law, is a matter of the Partnership Representative, following the direction and approval of the Board of Directors, and the provisions relating to indemnification provisions set forth in Section 7.7 of this Agreement shall be fully applicable to the Partnership Representative in its capacity as such. Each Partner hereby agrees to cooperate with, and to take all reasonable actions requested by the Partnership Representative and the Partnership, to avoid or reduce any tax imposed under Section 6225 of the Code, including (i) taking such actions as may be required to effect the General Partner’s designation as the Partnership Representative, and on behalf of the Partnership, the General Partner’s (or its designee’s) appointment of any “designated individual,” (ii) providing any information or taking such other actions as may be reasonably requested by the Partnership Representative in order to determine whether any “imputed underpayment” (within the meaning of Section 6225 of the Code) may be modified pursuant to Section 6225(c) of the Code, (iii) providing any information or taking such other actions as may be reasonably requested by the Partnership Representative in connection with any election made by the Partnership Representative pursuant to Section 6226 of the Code, and (iv) upon the request of the Partnership Representative, filing any amended U.S. federal income tax return or comply with the alternative procedure described in Section 6225(c)(2)(B) of the Code, and paying any tax due in connection with such tax return in accordance with Section 6225(c)(2) of the Code or any corresponding provision of applicable state or local law. The provisions of this Section 10.3 and a Partner’s obligation to comply with this Section 10.3 shall survive any liquidation and dissolution of the Partnership and the transfer, assignment or liquidation of such Partner’s Partnership Interest (including for the avoidance of doubt through exercise of the Redemption Right).

B.    The Partnership Representative shall receive no compensation for its services. All third party costs and expenses incurred by the Partnership Representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting and/or law firm to assist the Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

Section 10.4.    Withholding

Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner, following the direction and approval of the Board of Directors, determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement (or with respect to the grant of LTIP Units), including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code, and any taxes paid by the Partnership with respect to an imputed underpayment. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within 15 days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner, or (ii) the General Partner determines, following the direction and approval of the Board of Directors, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clause (i) or (ii) shall be treated as having been distributed (or paid) to such Limited Partner. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.4 when due, the General Partner may, following the direction and approval of the Board of Directors, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points, or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder. Upon a Limited Partner’s complete withdrawal from the Partnership, such Limited Partner shall be required to restore funds to the Partnership to the extent that the cumulative amount of taxes withheld from or paid on behalf of, or with respect to, such Limited Partner exceeds the sum of such amounts (i) repaid to the Partnership by such Limited Partner, (ii) withheld from distributions to such Limited Partner and (iii) paid by the General Partner on behalf of such Limited Partner.

ARTICLE 11.

TRANSFERS AND WITHDRAWALS

Section 11.1.    Transfer

A.    The term “transfer,” when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article 11 does not include (i) any redemption of Partnership Interests by the Partnership from a Limited Partner, (ii) any acquisition of Partnership Units from a Limited Partner by the Company pursuant to Section 8.6, or (iii) any distribution of Partnership Units by a Limited Partner to its beneficial owners.

B.    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

C.    Notwithstanding the other provisions of this Article 11, the Partnership Interests of the Company may be transferred, in whole or in part, at any time or from time to time, to any Person that is, at the time of such transfer, a Qualified REIT Subsidiary. Upon any transfer permitted by this Section 11.1(C), the Company shall be relieved of all its obligations under this Agreement. The provisions of Sections 11.2(B), 11.3, 11.4(A) and 11.5 hereof shall not apply to any transfer permitted by this Section 11.1(C).

Section 11.2.    Transfer of General Partner Interest

A.    The General Partner may not transfer any of its General Partner Interest or withdraw as General Partner, except as provided in Section 11.2(B) or Section 11.2(C) hereof.

B.    Except as set forth in Section 11.2(C), the General Partner shall not withdraw from the Partnership and shall not transfer all or any portion of its General Partner Interests in the Partnership (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) unless approved by the Partnership Board. In addition, the General Partner hereby agrees, upon written instruction at any time by the Partnership Board to the following effect, to immediately (or at the time specified by such instruction) withdraw from the Partnership and transfer its General Partner Interest to any Person specified by the Partnership Board. Upon any transfer of the General Partner’s Partnership Interest in accordance with the provisions of this Section 11.2(B), the transferee shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired. It is a condition to any transfer by the General Partner otherwise permitted hereunder that the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Partnership Interest; provided, such transfer shall not relieve the transferor General Partner of its obligations under this Agreement without the approval of the Partnership Board. In the event that the General Partner withdraws from the Partnership, in violation of this Agreement or otherwise, the remaining Partners hereby agree to continue the business of the Partnership through the selection of a successor General Partner in accordance with the Act and this Agreement. Pursuant to Section 7.12 of this Agreement, the Partners delegated and vested their authority to select a successor General Partner exclusively in the Partnership Board.

C.    In the event a Bankruptcy Event occurs with respect to the General Partner, the General Partner shall automatically withdraw from the Partnership, in its role as the General Partner, without any action on the part of the General Partner or any other Person, and shall transfer all of its General Partner Interest in the Partnership to the successor general partner selected by the Partnership Board.

D.    To the extent the General Partner holds or, prior to withdrawal as such, held, a Limited Partner Interest, such Limited Partner Interest may not be transferred except in accordance with Section 11.3 hereof.

Section 11.3.    Limited Partners’ Rights to Transfer

A.    Except as provided in Section 11.3(B), no Limited Partner shall transfer all or any portion of its Partnership Interest to any transferee without the approval of the Board of Directors; provided, however, that if a Limited Partner is subject to Incapacity, such Incapacitated Limited Partner may transfer all or any portion of its Partnership Interest.

B.    Notwithstanding any other provision of this Article 11, a Limited Partner may transfer all or any portion of its Partnership Interest to any of its Affiliates and such transferee shall be admitted as a Substituted Limited Partner, all without obtaining the approval of the Board of Directors, unless such Affiliate does not qualify as an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

C.    If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

D.    Without limiting the generality of Section 11.3(B) hereof, the Board of Directors may prohibit any transfer by a Limited Partner of its Partnership Interest if, in the opinion of legal counsel to the Partnership or the Company, such transfer would require filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

E.    No transfer by a Limited Partner of its Partnership Units may be made to any Person if (i) in the opinion of legal counsel for the Partnership or the Company it could result in the Partnership being treated as an association taxable as a corporation or a publicly traded partnership within the meaning of either Section 469(k)(2) or Section 7704(b) of the Code; (ii) such transfer could be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; (iii) such transfer could cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or to Section 4975 of the Code, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (iv) such transfer could, in the opinion of legal counsel for the Partnership or the Company, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; or (v) such transfer could subject the Partnership to be regulated under the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or the fiduciary responsibility provisions of ERISA.

F.    No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the approval of the Board of Directors.

G.    The General Partner shall keep a register for the Partnership on which the transfer, pledge or release of Partnership Units shall be shown and pursuant to which entries shall be made to effect all transfers, pledges or releases as required by the applicable sections of Article 8 of the Uniform Commercial Code, as amended, in effect in the State of Delaware. The General Partner shall (i) place proper entries in such register clearly showing each transfer and each pledge and grant of security interest and the transfer and assignment pursuant thereto, such entries to be endorsed by the General Partner, and (ii) maintain the register and make the register available for inspection by all of the Partners and their pledgees at all times during the term of this Agreement. Nothing herein shall be deemed a consent to any pledge or transfer otherwise prohibited under this Agreement.

H.    If a holder of Class A Common Units or Class B Common Units transfers all or any portion of such Partnership Units to any other Person, such Partnership Units will upon transfer automatically convert to Class C Common Units, unless (i) such transfer is of Class B Common Units from NexPoint Strategic Opportunities Fund to NexPoint Real Estate Opportunities, LLC, and effective on or about September 8, 2021 or (ii) it is otherwise determined by the General Partner in its discretion following the direction and approval of the Board of Directors. If a holder of Class C Common Units transfers all or any portion of such Partnership Units to a holder of Class A Common Units or Class B Common Units, such Partnership Units will, in the discretion of the General Partner following direction and approval of the Board of Directors, convert to Class A Common Units or Class B Common Units (determined based on the class of which the transferee holds the larger number of Partnership Units) upon transfer or at such time as the General Partner determines, following direction and approval of the Board of Directors.

Section 11.4.    Substituted Limited Partners

A.    No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his or its place except upon approval of the Board of Directors. Following such approval of the Board of Directors, the transferee of the interest of such Limited Partner shall be admitted pursuant to this Section 11.4 as a Substituted Limited Partner. The Board of Directors’ failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership, any Partner, or the Board of Directors. A Person shall be admitted to the Partnership as a Substituted Limited Partner only upon the aforementioned consent of the Board of Directors and the furnishing to the Partnership of (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents to effect such Person’s admission as a Substituted Limited Partner. The admission of any Person as a Substituted Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the Board of Directors to such admission.

B.    A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

C.    Upon the admission of a Substituted Limited Partner, the General Partner shall update the books and records of the Partnership to reflect the name, address, number of Partnership Units and Percentage Interest (as applicable) of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

Section 11.5.    Assignees

If the Board of Directors does not consent to the admission of any permitted transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items, gain, loss, deduction and credit of the Partnership attributable to the Partnership Interest assigned to such transferee, but shall not be deemed to be a holder of a Partnership Interest for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Interest in any matter presented to the Limited Partners for a vote (such Partnership Interest being deemed to have been voted on such matter in the same proportion as all other Partnership Interest held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such Partnership Interest, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his or its Partnership Interest.

Section 11.6.    Drag-Along Rights

A.    In the event of an Approved Sale, the Partners who approved the Approved Sale (the “Approving Partners”) have the right to require each other Partner (the “Non-Approving Partners”) to transfer all Partnership Units then held by such Non-Approving Partner, free and clear of all liens, security interests or other restrictions of any kind, in accordance with this Section 11.6.

B.    In the event of an Approved Sale, the General Partner shall notify each Non-Approving Partner no more than ten Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Approved Sale and, in any event, no later than 20 Business Days prior to the closing date of such Approved Sale, and each Non-Approving Partner will, subject to satisfaction of the conditions in Section 11.6(C), (i) if such transaction requires approval by the Partners, with respect to all Partnership Units that such Partner owns or over which such Partner otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Partnership Units in favor of, and adopt, such Approved Sale, and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Partnership to consummate such Sale of the Partnership, (ii) refrain from exercising any dissenter’s rights or rights of appraisal under applicable law at any time with respect to such Approved Sale, and (iii) if the Approved Sale is structured as a sale of Partnership Units, each Non-Approving Partner will agree to sell the same proportion of Partnership Units beneficially held by such Partner as is being sold by the Approving Partners to the Person(s) to whom the Approving Partners propose to sell their Partnership Units, on the same terms and conditions as the Approving Partners.

C.    The obligations of the Partners pursuant to this Section 11.6 with respect to an Approved Sale are subject to the following conditions: (i) the aggregate consideration payable upon consummation of such Approved Sale to all of the Partners (the “Aggregate Consideration”) shall be allocated among the Partners as set forth in Section 5.3, (ii) upon the consummation of the Approved Sale, all of the Partners shall receive the same form of consideration per Partnership Unit of the same class or other equity interest, as allocated pursuant to subsection (i) hereof (except that a member of management may, with such Partner’s consent, receive securities pursuant to a management “rollover” which are not offered to all Partners), and (iii) that any indemnification, escrow, holdback and adjustment obligations undertaken by any Partner shall be pro rata among the Partners in proportion to the consideration to be received by the Partners in such Approved Sale; provided that indemnification obligations that relate solely to a particular Partner, such as indemnification with respect to representations and warranties made by a Partner with respect to such Partner (or such Partner’s ownership of Partnership Units) or covenants made by such Partner, shall be borne only by such Partner and shall not be deemed to reduce the Aggregate Consideration.

D.    Subject to the foregoing, each Partner hereby agrees to execute and deliver all related documentation and take such other action in support of the Sale of the Partnership as shall reasonably be requested by the General Partner or the Approving Partners in order to carry out the terms and provision of this Section 11.6 , including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents. Subject to the satisfaction of the conditions in Section 11.6(C), for purposes each Partner (and their respective spouses, if residing in a community property state) hereby appoint the General Partner as their agent and attorney-in-fact to execute any and all documents related in connection with an Approved Sale (including documents granting customary indemnities to a buyer of assets or securities consistent with this Agreement) on their behalf and expressly bind themselves to such document by the General Partner’s execution of such document without further action on their part.

Section 11.7.    General Provisions

A.    No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article 11, pursuant to redemption of all of its Partnership Units, or the acquisition thereof by the Company, under Section 8.6.

B.    Any Limited Partner who shall transfer all of its Partnership Interest in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Interest as Substituted Limited Partners. Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to a redemption of all of its Partnership Units, or the acquisition thereof by the Company under Section 8.6 shall cease to be a Limited Partner.

C.    Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner and the Board of Directors otherwise agrees.

D.    If any Partnership Interest is transferred or assigned during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article 11 or redeemed or transferred pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. All distributions of Available Cash attributable to such Partnership Interest with respect to which the Partnership Record Date is before the date of such transfer, assignment, or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Interest shall be made to the transferee Partner.

ARTICLE 12.

ADMISSION OF PARTNERS

Section 12.1.    Admission of Successor General Partner

A successor to all of the General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(D) hereof.

Section 12.2.    Admission of Additional Limited Partners

A.    A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner, in each case, after approval of the Board of Directors.

B.    Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the approval of the Board of Directors. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the approval of the Board of Directors of such admission.

C.    If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than such Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

Section 12.3.    Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by applicable law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof. Notwithstanding Sections 7.1 and 14.1 hereof, the General Partner may amend this Agreement without the direction and approval of the Board of Directors if the changes to be reflected in this Agreement have previously been approved by the General Partner and the Board of Directors.

ARTICLE 13.

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1.    Dissolution

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (“Liquidating Events”):

A.    an election to dissolve the Partnership made by the General Partner following the direction and approval of the Board of Directors with the consent of Partners holding a majority of the Percentage Interests of the Limited Partners;

B.    entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

C.    at any time that there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act;

D.    the sale of all or substantially all of the assets and properties of the Partnership; or

E.    any other event sufficient under the Act to cause the dissolution of the Partnership.

Section 13.2.    Winding Up

A.    Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by a majority of the Percentage Interests of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Liquidator and approved by the Board of Directors, include REIT Shares of the Company) shall be applied and distributed in the following order:

(1)    First, in satisfaction of all of the Partnership’s Debts and liabilities to creditors other than the Partners (whether by payment or the making of reasonable provision for payment thereof);

(2)    Second, to the payment and discharge of all of the Partnership’s Debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4;

(3)    Third, to the payment and discharge of all of the Partnership’s Debts and liabilities to the other Partners; and

(4)    The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

B.    Notwithstanding the provisions of Section 13.2(A) hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator, following the direction and approval of the Board of Directors, determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(A) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, following the direction and approval of the Board of Directors, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C.    In the discretion of the Liquidator, following the direction and approval of the Board of Directors, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 13 may be:

(1)    distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, following the direction and approval of the Board of Directors, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(2)    withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; provided, that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2(A) as soon as practicable.

Section 13.3.    Deficit Capital Account Restoration Obligation

In the event the Partnership or the General Partner’s interest therein (including its interest if any as a Limited Partner) is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner, if such Partner is a Limited Partner, shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a Debt owed to the Partnership or to any other Person for any purpose whatsoever, except to the extent otherwise expressly agreed to by such Limited Partner and the Partnership; provided, however, that such Partner, if such Partner is the General Partner, shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3).

Section 13.4.    Deemed Contribution and Distribution

Notwithstanding any other provision of this Article 13, in the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit A hereto, the Partnership shall be deemed to have contributed all Partnership property and liabilities to a new limited partnership in exchange for an interest in such new limited partnership and, immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

Section 13.5.    Rights of Limited Partners

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6.    Notice of Dissolution

In the event a Liquidating Event occurs, or an event occurs that would result in a dissolution of the Partnership, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners.

Section 13.7.    Termination of Partnership and Cancellation of Certificate of Limited Partnership

Upon the completion of the winding up of the Partnership and liquidation of its assets, as provided in Section 13.2 hereof, the Partnership shall be terminated by filing a certificate of cancellation with the Secretary of State of the State of Delaware, canceling all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and taking such other actions as may be necessary to terminate the Partnership.

Section 13.8.    Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

Section 13.9.    Waiver of Partition

No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their respective successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

ARTICLE 14.

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1.    Amendment of Partnership Agreement

A.    A proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner following the direction and approval of the Board of Directors.

B.    Notwithstanding Section 14.1(A) hereof, this Agreement shall not be amended without the consent of each Partner materially adversely affected if such amendment would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest; (ii) modify the limited liability of a Limited Partner in a manner materially adverse to such Limited Partner; (iii) alter rights of such Partner to receive distributions pursuant to Article 5 or Article 13, or the allocations specified in Article 6 (except as permitted pursuant to Section 4.2 hereof) in a manner materially adverse to such Partner; or (vi) amend this Section 14.1(B); provided, however, that the consent of each Partner materially adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Any amendment consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 14.2.    Meetings of the Partners

A.    Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request either by the Limited Partners (other than the Company) holding 20% or more of the Partnership Interests or by the Board of Directors. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven days nor more than 30 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Except as otherwise expressly provided in this Agreement, the consent of holders of a majority of the Percentage Interests held by Limited Partners shall control.

B.    Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C.    Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy.

D.    Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the Company and may be held at the same time, and as part of, meetings of the shareholders of the Company.

ARTICLE 15.

GENERAL PROVISIONS

Section 15.1.    Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to such Partner or Assignee at the address provided by or on behalf of such Partner or Assignee or such other address of which the same shall notify the General Partner in writing.

Section 15.2.    Titles and Captions

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3.    Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4.    Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5.    Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6.    Creditors

The provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other Person (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement; provided, that Indemnitees are intended third-party beneficiaries of Section 7.7. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any Debt or other obligation of the Partnership or any of the Partners.

Section 15.7.    Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8.    Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing his or its signature hereto. To the extent a counterpart to this Agreement is signed and delivered by means of a facsimile machine or other electronic transmission, it will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of the General Partner, each party hereto will re-execute original forms thereof and deliver them to the General Partner.

Section 15.9.    Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflict of laws. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

Section 15.10.    Invalidity of Provisions

A.    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

B.    Each Partner and Assignee hereby (i) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware (collectively, the “Delaware Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) to the fullest extent permitted by law, irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the Delaware Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, (iii) to the fullest extent permitted by law, agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Partner or Assignee at such Partner’s or Assignee’s last known address as set forth in the Partnership’s books and records, and (iv) to the fullest extent permitted by law, irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 15.11.    Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes the Original Agreement, the First A&R Agreement, as amended, and any other prior written or oral understandings or agreements among them with respect thereto.

Section 15.12.    Legal Counsel Relationships

The Partners acknowledge and agree that Winston & Strawn LLP has only represented the Company in connection with this Agreement and the other transactions related hereto (the “Transactions”). Each Limited Partner, other than the Company, is relying solely on his or its own tax and legal advisors, and not Winston & Strawn LLP, with respect to the tax and other legal aspects of his, her or its investment in the Partnership. Further, except for Winston & Strawn LLP’s representation of the Company with respect to the Transactions, or as may otherwise expressly be agreed in writing by Winston & Strawn LLP, in no event shall an attorney-client relationship exist between Winston & Strawn LLP on the one hand and any other Limited Partner and/or their Affiliates, on the other hand. The Limited Partners further agree and consent that Winston & Strawn LLP shall be permitted to render legal advice and to provide legal services to any Limited Partner or the Partnership from time to time, and each Limited Partner covenants and agrees that such representation of a Limited Partner or the Partnership by such firm from time to time shall not disqualify such firm from providing legal advice and legal services to their respective client Limited Partners or Affiliates in matters related or unrelated to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

NexPoint Real Estate Finance OP GP, LLC

By:	/s/ Paul Richards
Name:	Paul Richards
Title:	President, Secretary and Treasurer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted pursuant to powers of attorney granted to the General Partner by each Limited Partner.

By:	NexPoint Real Estate Finance OP GP, LLC

By:	/s/ Paul Richards
Name:	Paul Richards
Title:	President, Secretary and Treasurer

As attorney-in-fact for the Limited Partners hereby admitted in accordance with the Agreement, to the extent not already so admitted.

[Signature Page to Third Amended and Restated Limited Partnership Agreement of NexPoint Real Estate Finance Operating Partnership, L.P.]

EXHIBIT A

CAPITAL ACCOUNT MAINTENANCE

1.            Capital Accounts of the Partners

A.    The Partnership shall establish, adjust, and maintain for each Partner (and, to the extent necessary to effectuate the provisions of this Agreement, for each Partner’s interest in a specific class or series (or specified group of classes and/or series)) a separate Capital Account in accordance with Section 704(b) of the Code and the rules of Regulations Section 1.704-1(b)(2)(iv) and Regulations Section 1.704-2. Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to the Agreement; and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1(A) of the Agreement and Exhibit B of the Agreement, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to the Agreement, and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1(B) of the Agreement and Exhibit B hereof.

B.    For purposes of computing the amount of any item of income, gain, deduction or loss (including “Net Income” or “Net Loss”) to be reflected in the Partners’ Capital Accounts, unless otherwise specified in the Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)    Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv)(m)(4).

(2)    The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(4)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(5)    In the event the Carrying Value of any Partnership asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)    Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss.

(7)    Notwithstanding any other provision of this Section 1.B, any items that are specially allocated pursuant to Exhibit B of the Agreement shall not be taken into account for purposes of computing Net Income or Net Loss.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Exhibit B of the Agreement shall be determined by applying rules analogous to those set forth in Sections 1.B(1) through 1.B(5) above.

C.    Generally, a transferee (including an Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor.

D.     (1)   Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Value of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

(2)    Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (c) in connection with the grant of an interest in the Partnership (other than a de minimis interest), as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity or by a new partner acting in a partner capacity or in anticipation of being a partner; (d) the issuance of any LTIP Units; and (e) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(3)    In accordance with Regulations Section 1.704-1(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(4)    The Carrying Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 1.B(1) hereof or Section 1.F of Exhibit B of the Agreement; provided, however, that Carrying Values shall not be adjusted pursuant to this Section 1.D(4) to the extent that an adjustment pursuant to Section 1.D(2) hereof is required in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.D(4).

(5)    In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit A, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article 13 of the Agreement, shall be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines following the direction and approval of the Board of Directors to arrive at a fair market value for individual properties).

If the Carrying Value of an asset has been determined or adjusted pursuant to Section 1.B(2) or Section 1.B(4) of this Exhibit A, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

E.    The initial Capital Account attributable to a Capital LTIP Unit shall equal the Capital Account attributable to a Common Unit determined immediately following the adjustment to the Carrying Value of Partnership assets pursuant to Section 1.D of this Exhibit A in connection with the issuance of such Capital LTIP Unit. The initial Capital Account attributable to a Profits LTIP Unit shall equal zero.

F.    The provisions of the Agreement (including this Exhibit A and other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify (i) the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed; or (ii) the manner in which items are allocated among the Partners for federal income tax purposes, in order to comply with such Regulations or to comply with Section 704(c) of the Code, the General Partner may make such modification without regard to Article 14 of the Agreement; provided, that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q); and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the Agreement not to comply with Regulations Section 1.704-1(b). In addition, the General Partner may adopt and employ such methods and procedures for (i) the maintenance of book and tax capital accounts; (ii) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code; (iii) the determination of Net Income, Net Loss, taxable income, taxable loss and items thereof under the Agreement and pursuant to the Code; (iv) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis; (v) the allocation of asset value and tax basis; and (vi) conventions for the determination of cost recovery, depreciation and amortization deductions, as it determines in its sole discretion are necessary or appropriate to execute the provisions of the Agreement, to comply with federal and state tax laws, and are in the best interest of the Partners.

2.           No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.           No Withdrawal

No Partner shall be entitled to withdraw any part of his or its Capital Contribution or his or its Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4, 5, 7 and 13 of the Agreement.

4.           Special Allocations in Connection with a Liquidating Event

The Partners intend that the allocation of Net Income, Net Loss and other items of income, gain, loss, deduction and credit required to be allocated to the Capital Accounts of the Partners pursuant to the Agreement will result in final Capital Account balances that will permit the amount each Partner is entitled to receive upon “liquidation” of the Partnership (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations) to equal the amount such Partner would have received if such amount was distributable pro rata in accordance with Section 5.1 of this Agreement (other than a holder of Profits LTIP Units with respect to Profits LTIP Units for which the Target Balance has not been achieved without regard to this Section 4 of this Exhibit A). Accordingly, notwithstanding the provisions of Section 6.1(A) and Section 6.1(B) of the Agreement, in the taxable year of the event precipitating a Liquidating Event and thereafter, appropriate adjustments to allocations of Net Income and Net Losses (and items thereof) to the Partners shall be made to achieve such result to the maximum extent possible; provided, however, in no event shall the balance of the Capital Account balance of a holder of Profits LTIP Units (to the extent attributable to such Profits LTIP Units) for which the Target Balance has not been achieved without regard to this Section 4 of this Exhibit A be increased to an amount excess of the balance that would result without regard to this Section 4 of this Exhibit A.

EXHIBIT B

SPECIAL ALLOCATION RULES; OTHER TAX MATTERS

1.            Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Exhibit B, the following special allocations shall be made:

A.    Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit B, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, then, subject to the exceptions set forth in Regulations Sections 1.704-2(f)(2)-(5), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. Solely for purposes of this Section 1.A, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement with respect to such Partnership taxable year and without regard to any decrease of Partner Minimum Gain during such Partnership taxable year.

B.    Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of the Agreement or any other provisions of this Exhibit B (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, then, subject to the exceptions referred to in Regulations Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Partnership taxable year, other than allocations pursuant to Section 1.A hereof.

C.    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership taxable year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 1.C shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 6.1 of the Agreement or any other provisions of this Exhibit B have been tentatively made as if this Section 1.C were not in this Agreement. This Section 1.C is intended to constitute a qualified income offset under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

D.    Nonrecourse Deductions. Nonrecourse Deductions for any Partnership taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests, as provided in Regulations Section 1.704-2(e). If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio for such Partnership taxable year which would satisfy such requirements.

E.    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership taxable year (or other relevant period) shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

F.    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

G.    Curative Allocations. The allocations set forth in Section 1.A through 1.F of this Exhibit B (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations under Section 704(b) of the Code. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to divide other allocations of income, gain, deduction and loss among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided among the Partners. In general, the Partners anticipate that, if necessary, this will be accomplished by specially allocating other items of income, gain, loss and deduction among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each person is zero. However, the General Partner will have discretion to accomplish this result in any reasonable manner; provided, however, that no allocation pursuant to this Section 1.G shall cause the Partnership to fail to comply with the requirements of Regulations Sections 1.704-1(b)(2)(ii)(d), -2(e) or -2(i).

H.    Profits LTIP Unit Allocations. After giving effect to the special allocations set forth in Section 1.A and Section 1.B of this Exhibit B, and the allocations of Net Income under Section 6.1(A)(1), Section 6.1(A)(2), Section 6.1(A)(3) and Section 6.1(A)(4) (including, for the avoidance of doubt, Liquidating Gains that are a component of Net Income) of the Agreement, and subject to the other provisions of this Exhibit B, but before allocations are made under Section 6.1(A)(5) of the Agreement:

(1)    Any remaining Liquidating Gains shall first be allocated among the Partners so as to cause, as nearly as possible, the Economic Capital Account Balances of the Profits LTIP Unit holders, to the extent attributable to their ownership of Profits LTIP Units, to be equal to (i) the Company Common Unit Economic Balance, multiplied by (ii) the number of their Profits LTIP Units (with respect to each Profits LTIP Unit holder, the “Target Balance”); provided that no such Liquidating Gains will be allocated with respect to any particular Profits LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such Profits LTIP Unit, exceed Liquidating Losses realized since the issuance of such Profits LTIP Unit. Any such allocations shall be made among the Partners in proportion to the aggregate amounts required to be allocated to each Partner under this Section 1.H.1 of this Exhibit B.

(2)    After giving effect to the special allocations set forth above, if, due to distributions with respect to Common Units in which the Profits LTIP Units do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any present or former holder of Profits LTIP Units attributable to such holder’s Profits LTIP Units, exceeds the Target Balance, then Liquidating Losses shall be allocated to such holder, or Liquidating Gains shall be allocated to the other Partners, to reduce or eliminate the disparity; provided, however, that if Liquidating Losses or Liquidating Gains are insufficient to completely eliminate all such disparities, such losses or gains shall be allocated among Partners in a manner reasonably determined by the General Partner.

(3)    The parties agree that the intent of this Section 1.H of this Exhibit B is

(a)

(i) to the extent possible to make the Economic Capital Account Balance associated with each Profits LTIP Unit economically equivalent to the Company Common Unit Economic Balance and (ii) to allow conversion of a Profits LTIP Unit (assuming prior vesting) into a Common Unit when sufficient Liquidating Gains have been allocated to such Profits LTIP Unit pursuant to Section 1.H.1 of this Exhibit B so that either its initial Book-Up Target has been reduced to zero or the parity described in the definition of Target Balance has been achieved. The General Partner, following the direction and approval of the Board of Directors, shall be permitted to interpret this Section 1.H of this Exhibit B or to amend this Agreement to the extent necessary and consistent with this intention.

(b)

In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 1.H of this Exhibit B, Net Income allocable under Section 6.1(A)(5) of the Agreement and any Net Loss shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.

I.    Forfeiture Allocations

(1)    Subject to Section 1.I(2) of this Exhibit B, if any holder forfeits (or has repurchased at less than fair market value) all or a portion of such holder’s Partnership Units, the Partnership shall make forfeiture allocations to such holder in the manner and to the extent required by proposed Regulations Section 1.704-1(b)(4)(xii) (as such proposed Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).

(2)    If a Profits LTIP Unit holder forfeits any Profits LTIP Units to which Liquidating Gain has previously be allocated pursuant to Section 1.H of this Exhibit B, (i) the portion of such holders Capital Account attributable to such Liquidating Gain allocated to such forfeited Profits LTIP Units shall be re-allocated to such holder’s remaining Profits LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain to the extent necessary to cause such holders Economic Capital Account Balance attributable to each such Profits LTIP Unit to equal the Company Common Unit Economic Balance, and (ii) forfeiture allocations shall be made pursuant to Section 1.I(1) of this Exhibit B with respect to the amount of any such Liquidating Gain not re-allocated pursuant to clause (i) above (and the Capital Account attributable to the forfeited Profits LTIP Units that is not so reallocated or reduced to zero through forfeiture allocations shall be reduced to zero).

2.            Allocations for Tax Purposes

A.    Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.

B.    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(1)   (a)  In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners, consistent with the principles of Section 704(c) of the Code and the Regulations thereunder, and with the procedures and methods described in Section 10.2 of the Agreement, to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and

        (b)  any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.

(2)   (a)   In the case of an Adjusted Property, such items shall

(1)    first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code and the Regulations thereunder to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit A of the Agreement; and

(2)    second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit B; and

        (b)  any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.

C.    To the extent that the Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit the Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners.

3.           No Withdrawal

No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4, 5, 8 and 13 of the Agreement.

EXHIBIT C

NOTICE OF REDEMPTION

The undersigned Limited Partner hereby irrevocably requests NexPoint Real Estate Finance Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), to redeem                       Partnership Units in the Partnership in accordance with the terms of the Amended and Restated Limited Partnership Agreement of the Partnership and the Redemption Right referred to therein; and the undersigned Limited Partner irrevocably (i) surrenders such Partnership Units and all right, title and interest therein; and (ii) directs that the Cash Amount or REIT Shares Amount (as determined by the Company) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if REIT Shares are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Partnership Units, free and clear of the rights or interests of any other person or entity; (b) has the full right, power, and authority to request such redemption and surrender such Partnership Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such redemption and surrender of Units. The undersigned Limited Partner further agrees that, in the event that any state or local property tax is payable as a result of the transfer of its Partnership Units to the Partnership or the Company, the undersigned Limited Partner shall assume and pay such transfer tax.

Dated:

Name of Limited Partner:
Please Print

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name:

Please insert social security or identifying number:

C-1

EXHIBIT D

CONSTRUCTIVE OWNERSHIP DEFINITION

The term “Constructively Owns” means ownership determined through the application of the constructive ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. Generally, as of the date first set forth above, these rules provide the following:

a.         an individual is considered as owning the Ownership Interest that is owned, actually or constructively, by or for his spouse, his children, his grandchildren, and his parents;

b.         an Ownership Interest that is owned, actually or constructively, by or for a partnership, limited liability company or estate is considered as owned proportionately by its partners or beneficiaries;

c.         an Ownership Interest that is owned, actually or constructively, by or for a trust is considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries (provided, however, that in the case of a “grantor trust” the Ownership Interest will be considered as owned by the grantors);

d.         if ten (10) percent or more in value of the stock in a corporation is owned, actually or constructively, by or for any person, such person shall be considered as owning the Ownership Interest that is owned, actually or constructively, by or for such corporation in that proportion which the value of the stock which such person so owns bears to the value of all the stock in such corporation;

e.         an Ownership Interest that is owned, actually or constructively, by or for a partner or member which actually or constructively owns a 25% or greater capital interest or profits interest in a partnership or limited liability company, or by or to or for a beneficiary of an estate or trust shall be considered as owned by the partnership, limited liability company, estate, or trust (or, in the case of a grantor trust, the grantors);

f.         if ten (10) percent or more in value of the stock in a corporation is owned, actually or constructively, by or for any person, such corporation shall be considered as owning the Ownership Interest that is owned, actually or constructively, by or for such person;

g.         if any person has an option to acquire an Ownership Interest (including an option to acquire an option or any one of a series of such options), such Ownership Interest shall be considered as owned by such person;

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h.         an Ownership Interest that is constructively owned by a person by reason of the application of the rules described in paragraphs (a) through (g) above shall, for purposes of applying paragraphs (a) through (g), be considered as actually owned by such person; provided, however, that (i) an Ownership Interest constructively owned by an individual by reason of paragraph (a) shall not be considered as owned by him for purposes of again applying paragraph (a) in order to make another person the constructive owner of such Ownership Interest, (ii) an Ownership Interest constructively owned by a partnership, estate, trust, or corporation by reason of the application of paragraphs (e) or (f) shall not be considered as owned by it for purposes of applying paragraphs (b), (c), or (d) in order to make another person the constructive owner of such Ownership Interest, (iii) if an Ownership Interest may be considered as owned by an individual under paragraph (a) or (g), it shall be considered as owned by him under paragraph (g), and (iv) for purposes of the above described rules, an S corporation shall be treated as a partnership and any shareholder of the S corporation shall be treated as a partner of such partnership except that this rule shall not apply for purposes of determining whether stock in the S corporation is constructively owned by any person.

i.         For purposes of the above summary of the constructive ownership rules, the term “Ownership Interest” means the ownership of stock with respect to a corporation and, with respect to any other type of entity, the ownership of an interest in either its assets or net profits.

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EXHIBIT E

SCHEDULE OF PARTNERS’ OWNERSHIP
WITH RESPECT TO TENANTS

NONE

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EXHIBIT F

NOTICE OF ELECTION BY PARTNER TO CONVERT

LTIP UNITS INTO CLASS C COMMON UNITS

The undersigned holder of LTIP Units hereby irrevocably (i) elects to convert __________ LTIP Units in NexPoint Real Estate Finance Operating Partnership, L.P. (the “Partnership”) into Class C Common Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and/or restated from time to time, and (ii) directs that any cash in lieu of Common Units that may be deliverable upon such conversion be delivered to the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership, (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein, and (c) has obtained the consent to or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Dated: ______________

Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

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EXHIBIT G

NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION OF

LTIP UNITS INTO CLASS C COMMON UNITS

NexPoint Real Estate Finance Operating Partnership, L.P. (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Class C Common Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and/or restated from time to time.

Name of Holder:

Date of this Notice:

Number of LTIP Units to be Converted:

Please Print Exact Name as Registered with Partnership:

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ANNEX A

DESIGNATION OF CLASSES OF COMMON UNITS

OF

NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P.

Section 1.    Designation and Number. Three classes of Common Units of the Partnership designated as the “Class A Common Units” (the “Class A Common Units”), the “Class B Common Units” (the “Class B Common Units”) and the “Class C Common Units” (the “Class C Common Units”) are hereby established in accordance with the terms of the Agreement as a subdivision of the class of Common Units. Such class of Common Units existing prior to the establishment of the aforementioned three classes, except solely as a subdivision into the aforementioned three classes, is hereby eliminated.

Section 2.    Voting Rights. The voting rights of each class of the Common Units are set forth as follows. When reference is made to Percentage Interest or holdings, majority or otherwise, of Partnership Units as a threshold for voting, consent, approval or any similar requirement in the Agreement, including where the same is specified to be as a single class, such reference will be adjusted to give effect to this Section 2, notwithstanding anything to the contrary in the Agreement; provided, however, that the consent requirements set forth in Section 14.1(b) of the Agreement will not be affected by the terms of this Annex A.

a.    Class A Common Units. The Class A Common Units represent 50% of the voting, consent, approval or similar rights of the Common Units, as allocated to Common Units under the Agreement, except as required by applicable law. Such rights for each of the Class A Common Units will be determined on the applicable date by dividing one such Partnership Unit by the number of Class A Common Units outstanding on the applicable date, multiplied by 50%; provided, however, that where applicable law requires otherwise, such determination shall by as required by applicable law. In the event there are no Class B Common Units outstanding, the Class A Common Units shall represent 100% of the voting, consent, approval or similar rights of the Common Units, with the rights per unit determined without multiplication by 50%.

b.    Class B Common Units. The Class B Common Units represent 50% of the voting, consent, approval or similar rights of the Common Units, as allocated to Common Units under the Agreement, except as required by applicable law. Such rights for each of the Class B Common Units will be determined on the applicable date by dividing one such Partnership Unit by the number of Class B Common Units outstanding on the applicable date, multiplied by 50%; provided, however, that where applicable law requires otherwise, such determination shall by as required by applicable law. In the event there are no Class A Common Units outstanding, the Class B Common Units shall represent 100% of the voting, consent, approval or similar rights of the Common Units, with the rights per unit determined without multiplication by 50%.

Annex A-1

c.    Class C Common Units. The Class C Common Units have no voting, consent, approval or similar rights whatsoever under the Agreement, except as required by applicable law.

Section 3.    Other rights and obligations. Except as set forth above or as expressly set forth in the Agreement, each individual Class A Common Unit, Class B Common Unit and Class C Common Unit shall have the same rights and obligations provided under the Agreement. When reference is made to Percentage Interest or holdings of Partnership Units except as specified in Section 2 of this Annex A, such reference will be adjusted to give effect to this provision, notwithstanding anything to the contrary in the Agreement.

Annex A-2

ANNEX B

DESIGNATION OF THE SERIES A PREFERRED UNITS

OF

NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P.

Section 1. Designation and Number. A series of Preferred Units (as defined below) of the Partnership designated the “8.50% Series A Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”), is hereby established in accordance with the terms of the Agreement. The number of authorized Series A Preferred Units shall be 11,300,000. The Series A Preferred Units have been created and are issued in conjunction with the Company’s issuance and sale of Series A Preferred Stock (defined below), and as such, the Series A Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series A Preferred Stock, all such that the economic interests of the Series A Preferred Units and the Series A Preferred Stock are substantially identical, and the provisions, terms and conditions of the Series A Preferred Units and this Annex B shall be interpreted in a fashion consistent with this intent.

Section 2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement. The following defined terms in this Annex B shall have the meanings specified below, and Section references below shall be references to Sections in this Annex B:

“Articles Supplementary” means the Articles Supplementary of the Company filed with the State Department of Assessments and Taxation of the State of Maryland on July 20, 2020, designating the terms, rights and preferences of the Series A Preferred Stock, and the Articles Supplementary of the Company filed the State Department of Assessments and Taxation of the State of Maryland on March 31, 2021, designating additional shares of Series A Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6(A).

“Common Stock” shall have the meaning provided in the Charter.

“Distribution Record Date” shall have the meaning provided in Section 5(A).

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Liquidating Distributions” shall have the meaning provided in Section 6(A).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.2 of the Agreement.

Annex B-1

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Series A Preferred Return” shall have the meaning provided in Section 5(A).

“Series A Preferred Stock” shall have the meaning provided in the Charter.

“Series A Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(A).

“Series A Preferred Units” shall have the meaning provided in Section 1.

“Set apart for payment” shall be deemed to include (without limitation): the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, in accordance with the Agreement, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Preferred Units or Parity Preferred Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

Section 3. Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 4. Rank. The Series A Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Units of the Partnership and any class or series of Preferred Units expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (collectively, the “Junior Preferred Units”); (b) on parity with any class or series of Preferred Units issued by the Partnership expressly designated as ranking on parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, including the Series B Preferred Units and Series C Preferred Units (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series A Preferred Units prior to conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

Annex B-2

Section 5. Distributions.

A.         Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distribution rights, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner in accordance with the Agreement and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions at the rate of 8.50% per annum of the Base Liquidation Preference (as defined below) per unit (equivalent to a fixed annual amount of $2.125 per unit) (the “Series A Preferred Return”). Distributions on the Series A Preferred Units shall accrue and be cumulative from, but not including, the date of original issue of any Series A Preferred Units and shall be payable quarterly, in equal amounts, in arrears, on or about the 25th day of each January, April, July and October of each year (or, if not a Business Day (as defined below), then the next succeeding Business Day, each a “Series A Preferred Unit Distribution Payment Date’’) for the period ending on such Series A Preferred Unit Distribution Payment Date, commencing on October 25, 2020. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Texas or New York are authorized or required by applicable law, regulation or executive order to close. The amount of any distribution payable on the Series A Preferred Units for any partial distribution period will be prorated and computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the applicable Partnership Record Date (each, a “Distribution Record Date”).

B.         No distributions on the Series A Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Company or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by applicable law.

C.         Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Units will accrue whether or not the restrictions referred to in Section 5(B) exist, whether or not the Partnership has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

D.         Except provided in Section 5(E) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Common Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Parity Preferred Units or Junior Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any assets be paid or made available for a sinking fund for the redemption of any such units by the Partnership, directly or indirectly (except by conversion into or exchange for units of, or options, warrants or rights to subscribe for or purchase units of, Common Units or Junior Preferred Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series A Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment.

Annex B-3

E.         When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) on the Series A Preferred Units and any Parity Preferred Units, all distributions declared on the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

F.         Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable. Accrued but unpaid distributions on Series A Preferred Units will accumulate as of the Series A Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

G.         For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation), redemption or other acquisition of the Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

Section 6. Liquidation Preference.

A.         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to the holders of any Common Units or Junior Preferred Units, the holders of the Series A Preferred Units then outstanding shall be entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its Partners after payment or provision for payment of all debts and other liabilities of the Partnership, a liquidation preference in cash of $25.00 per Series A Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not declared) to, but not including, the date of payment or the date the liquidation preference is set apart for payment (the “Liquidating Distributions”).

Annex B-4

B.         If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series A Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

C.         Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series A Preferred Units and any Parity Preferred Units, any other series or class or classes of Junior Preferred Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Units and any Parity Preferred Units shall not be entitled to share therein.

D.         After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

E.         For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

Section 7. Optional Redemption.

A.         The Series A Preferred Units are not redeemable prior to July 24, 2025, except as otherwise provided in this Section 7. On and after July 24, 2025, the Partnership, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Units, in whole or from time to time in part, for cash, at a redemption price equal to $25.00 per Series A Preferred Unit, plus any accrued and unpaid distributions thereon (whether or not declared) to, but not including, the date fixed for redemption (the “Redemption Date”). If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the Series A Preferred Units to be redeemed may be selected pro rata (as nearly as practicable without creating fractional units) or by lot.

Annex B-5

B.         Unless full cumulative distributions on all Series A Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no Series A Preferred Units shall be redeemed unless all outstanding Series A Preferred Units are simultaneously redeemed, and (ii) the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series A Preferred Units (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for units of, Common Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series A Preferred Units by the Partnership in connection with a redemption or purchase by the Company of Series A Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or pursuant to the terms of the Articles Supplementary, or the purchase or acquisition of Series A Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Units.

C.         Immediately prior to any redemption of Series A Preferred Units, the Partnership shall pay, in cash, any accrued and unpaid distributions on the Series A Preferred Units (whether or not declared) to, but not including, the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and prior to the corresponding Series A Preferred Unit Distribution Payment Date, in which case each holder of Series A Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series A Preferred Unit Distribution Payment Date (including any accumulated and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units before such Series A Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Units for which a notice of redemption has been given.

D.         Notice of redemption of the Series A Preferred Units shall be mailed by the Partnership to each holder of record of the Series A Preferred Units to be redeemed by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date at such holder’s address as the same appears on the records of the Partnership. A failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to the holder to whom notice was defective or not given. In addition to any information required by applicable law, each notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of Series A Preferred Units to be redeemed; (iv) the place or places where the Series A Preferred Units are to be surrendered for payment of the redemption price; and (v) that distributions on such Series A Preferred Units to be redeemed will cease to accrue on such Redemption Date. If less than all of the Series A Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of units of Series A Preferred Units held by such holder to be so redeemed.

Annex B-6

E.         Holders of Series A Preferred Units to be redeemed shall surrender such Series A Preferred Units at the place or places designated in such notice and, upon surrender of the units, such Series A Preferred Units shall be redeemed by the Partnership at the redemption price plus any accrued and unpaid distributions (whether or not declared) payable upon such redemption. If notice of redemption of any of the Series A Preferred Units has been given and if the assets necessary for such redemption have been set apart for payment by the Partnership for the benefit of the holders of any Series A Preferred Units so called for redemption, then from and after the Redemption Date distributions will cease to accrue on such Series A Preferred Units, such Series A Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Units will terminate, except the right to receive the redemption price and any accrued and unpaid distributions (whether or not declared) to, but not including, the Redemption Date; provided, however, if the Redemption Date falls after a Distribution Record Date and prior to the corresponding Series A Preferred Unit Distribution Payment Date, each holder of Series A Preferred Units so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series A Preferred Unit Distribution Payment Date notwithstanding the redemption of such units before such Series A Preferred Unit Distribution Payment Date.

F.         Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series A Preferred Unit for each share of Series A Preferred Stock purchased in the open market, through tender or by private agreement by the Company.

G.         All Series A Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be canceled with respect to each Series A Preferred Unit so redeemed in accordance with the applicable provisions of the Agreement. From and after the Redemption Date, the Series A Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series A Preferred Units shall cease.

H.         Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series A Preferred Units at any time in connection with any redemption by the Company of the Series A Preferred Stock.

Section 8. Voting Rights.

A.         Holders of the Series A Preferred Units will not have any voting or consent rights.

B.         When reference is made to Percentage Interest or holdings of Partnership Units as a threshold for voting, consent, approval or any similar requirement in the Agreement, such reference will not include Series A Preferred Units, except as required by applicable law.

Annex B-7

Section 9. Conversion. The Series A Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

A.         In the event that a holder of Series A Preferred Stock exercises its right to convert the Series A Preferred Stock into Common Stock in accordance with the terms of the Articles Supplementary, then, concurrently therewith, an equivalent number of Series A Preferred Units of the Partnership held by the Company shall be automatically converted into a number of Common Units of the Partnership equal to the number of shares of Common Stock issued upon conversion of such Series A Preferred Stock; provided, however, that if a holder of Series A Preferred Stock receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the Company, as the holder of the Series A Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the Company to such holder of the Series A Preferred Stock. Any such conversion will be effective at the same time the conversion of Series A Preferred Stock into Common Stock is effective.

B.         No fractional units will be issued in connection with the conversion of Series A Preferred Units into Common Units. In lieu of fractional Common Units, the Company shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the closing price of a share of Common Stock on the date the shares of Series A Preferred Stock are surrendered for conversion by a holder thereof.

Section 11. Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

Annex B-8

ANNEX C

DESIGNATION OF THE SERIES B PREFERRED UNITS

OF

NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P.

Section 1.     Designation and Number. A series of Preferred Units (as defined below) of NexPoint Real Estate Finance Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), designated the “9.00% Series B Cumulative Redeemable Preferred Units” (the “Series B Preferred Units”), is hereby established in accordance with the terms of the Agreement. The number of authorized Series B Preferred Units shall be 17,200,000.

Section 2.     Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement. In addition to the capitalized terms elsewhere defined herein, the following defined terms used herein shall have the meanings specified below:

“Business Day” shall mean each day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Texas or New York are authorized or required by law, regulation or executive order to close.

“liquidation preference” shall mean $25.00 per Series B Preferred Unit, subject to appropriate adjustment in relation to any recapitalizations, unit distributions, unit splits, unit combinations, statutory unit exchanges, reclassifications or other similar events which affect the Series B Preferred Stock.

“Series B Preferred Stock” shall mean the 9.00% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company.

Section 3.     Maturity. The Series B Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 4.     Rank. The Series B Preferred Units, with respect to priority of payment of distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, shall rank (a) senior to all classes or series of Common Units, and to any other class or series of Partnership Units issued in the future (together with the Common Units, the “Junior Units”), unless the terms of such Partnership Units expressly provide that it ranks senior to, or on parity with, the Series B Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (b) on parity with the Series A Preferred Units, Series C Preferred Units and any other class or series of Partnership Units the terms of which expressly provide that it ranks on parity with the Series B Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (collectively, the “Parity Units”); and (c) junior to any class or series of Partnership Units, the terms of which expressly provide that it ranks senior to the Series B Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership. The term “Partnership Units” as used in this Section does not include convertible or exchangeable debt securities, including convertible or exchangeable debt securities which rank senior to the Series B Preferred Units prior to conversion or exchange. The Series B Preferred Units shall also rank junior in right to payment to the Partnership’s other existing and future indebtedness.

Annex C-1

Section 5.     Distributions.

A.    Subject to the preferential rights of the holders of any class or series of Partnership Units ranking senior to the Series B Preferred Units with respect to priority of distributions, holders of the Series B Preferred Units are entitled to receive, when, as and if authorized by the General Partner in accordance with the Agreement and declared by the Partnership, out of assets legally available for the payment of distributions, cumulative cash distributions on such Series B Preferred Unit at the rate of 9.00% per annum of the liquidation preference (each, a “Cash Distribution”). If a Series B Preferred Unit has a date of original issuance (the “Original Issue Date”) prior to the Distribution Record Date (defined below) for the Distribution Period (defined below) in which such Series B Preferred Unit is issued, the Cash Distributions payable on such Series B Preferred Unit shall begin accruing on, and be cumulative from and including, the first day of the Distribution Period in which such Series B Preferred Unit is issued. If a Series B Preferred Unit has an Original Issue Date after the Distribution Record Date for the Distribution Period in which such Series B Preferred Unit is issued, the Cash Distributions payable on such Series B Preferred Unit shall begin accruing on, and be cumulative from and including, the first day of the first Distribution Period commencing after its issuance. Cash Distributions shall be payable monthly in arrears on or about the fifth day of each calendar month or, if such date is not a Business Day, on the next succeeding Business Day, with the same force and effect as if paid on such date (each, a “Distribution Payment Date”), and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. A “Distribution Period” is the respective period commencing on and including the first day of each calendar month and ending on and including the day preceding the first day of the next succeeding Distribution Period. Cash Distributions shall be payable to holders of record of the Series B Preferred Units as they appear in the records of the Partnership at the close of business on the 25th day of the calendar month preceding the applicable Distribution Payment Date or, if such date is not a Business Day, on the immediately preceding Business Day (each, a “Distribution Record Date”). Any distribution payable on the Series B Preferred Units for any Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

B.    No distributions on Series B Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Company or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

Annex C-2

C.    Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units shall accrue whether or not the restrictions referred to in Section 5(B) exist, whether or not the Partnership has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are authorized or declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears. When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and the Parity Units, all distributions declared upon the Series B Preferred Units and any Parity Units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and Parity Units shall in all cases bear to each other the same ratio that accumulated distributions per Partnership Unit (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such Parity Stock does not have a cumulative distribution) bear to each other.

D.    Except as provided in the foregoing Section 5(C), unless full cumulative distributions on the Series B Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof in full is set apart for payment for all past Distribution Periods that have ended, no distributions of cash or other property may be declared and paid or declared and set apart for payment, directly or indirectly, on or with respect to the Junior Units or the Parity Units (other than distributions in Junior Units or in options, warrants or rights to subscribe for or purchase Junior Units), nor shall any Junior Units or Parity Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Units made for purposes of and in compliance with requirements of any incentive, benefit or equity purchase plan of the Partnership or the Company or any subsidiary thereof) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Partnership Units), directly or indirectly, by the Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Units and all holders of Parity Units).

E.    Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units, in excess of full cumulative distributions on the Series B Preferred Units as described above. Any distribution made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Series B Preferred Units which remain payable. Accrued but unpaid distributions on the Series B Preferred Units shall accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

Annex C-3

F.    “Set apart for payment” shall be deemed to include (without limitation): the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, in accordance with the Agreement, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units or Parity Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

Section 6.     Liquidation Preference.

A.    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series B Preferred Units then outstanding are entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its holders of Partnership Units, after payment of or provision for payment of the Partnership’s debts and other liabilities, the liquidation preference per Series B Preferred Unit, plus an amount equal to any accrued and unpaid Cash Distributions (whether or not authorized or declared) thereon to but not including the date of payment or the date the amount for payment is set apart (collectively, the “Liquidating Distributions”), before any distribution or payment of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to holders of Partnership Units are insufficient to pay in full the Liquidating Distributions on all outstanding Series B Preferred Units and the corresponding amounts payable on all outstanding Parity Units, then all assets distributed to the holders of the Series B Preferred Units and any class or series of Parity Units shall be distributed pro rata so that the amount of assets distributed per Series B Preferred Unit and such class or series of Parity Units shall in all cases bear to each other the same ratio that the Liquidating Distributions per Series B Preferred Unit and such class or series of Parity Units bear to each other. Written notice of the effective date of any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

B.    After payment of the full amount of the Liquidating Distributions to which they are entitled, the holders of Series B Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

C.    For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

Annex C-4

Section 7.     Redemptions.

A.    The Partnership shall redeem a number of Series B Preferred Units equal to the number of shares of Series B Preferred Stock redeemed by the Company, on such dates as the Company may from time to time redeem such shares of Series B Preferred Stock. The redemption price per Series B Preferred Unit shall be equal to the redemption price paid by the Company per share of Series B Preferred Stock. If the Company pays the redemption price for the redemption of any shares of Series B Preferred Stock by issuing shares of Common Stock, the Partnership shall pay the redemption price for the redemption of the same number of Series B Preferred Units by issuing Common Units in an amount equal to the number of shares of Common Stock the Company issues in connection with the redemption. The Partnership shall issue Class A Common Units in such case, if the Series B Preferred Units are held by the Company. Each holder of Series B Preferred Units that shall be redeemed by the Partnership shall be entitled to an amount equal to the distributions accruing after the end of the Distribution Period to which such Distribution Payment Date relates, up to but not including, the redemption date. To the extent the redemption price paid by the Company to redeem shares of Series B Preferred Stock constitutes a payment of accrued and unpaid dividends on such shares, the redemption price paid by the Partnership to redeem Series B Preferred Units shall to the same extent constitute a payment of accrued and unpaid distributions on such Series B Preferred Units. Distributions on Series B Preferred Units to be redeemed shall cease to accrue when dividends shall cease to accrue on the shares of Series B Preferred Stock to be redeemed by the Company in connection with the redemption of such Series B Preferred Units.

Section 8.     Voting Rights.

A.    Holders of the Series B Preferred Units shall not have any voting or consent rights.

B.    When reference is made to Percentage Interest or holdings of Partnership Units as a threshold for voting, consent, approval or any similar requirement in the Agreement, such reference shall not include Series B Preferred Units, except as required by applicable law.

Section 9.     Conversion. Except as otherwise set forth herein, the Series B Preferred Units are not convertible for any other property or securities of the Partnership.

Section 10.     Term. The Series B Preferred Units have no stated maturity date and shall not be subject to any sinking fund and, except as otherwise set forth herein, is not subject to mandatory redemption. The Partnership shall not be required to set aside funds to redeem the Series B Preferred Units.

Section 11.     Status of Redeemed or Repurchased Series B Preferred Units. All Series B Preferred Units redeemed, repurchased or otherwise acquired in any manner by the Partnership shall constitute authorized but unissued Series B Preferred Units.

Annex C-5

ANNEX D

DESIGNATION OF THE SERIES C PREFERRED UNITS

OF

NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P.

Section 1.     Designation and Number. A series of Preferred Units (as defined below) of NexPoint Real Estate Finance Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), designated the “8.00% Series C Cumulative Redeemable Preferred Units” (the “Series C Preferred Units”), is hereby established in accordance with the terms of the Agreement. The number of authorized Series C Preferred Units shall be 8,000,000.

Section 2.     Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement. In addition to the capitalized terms elsewhere defined herein, the following defined terms used herein shall have the meanings specified below:

“Business Day” shall mean each day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Texas or New York are authorized or required by law, regulation or executive order to close.

“Stated Value” shall mean $25.00 per Series C Preferred Unit, subject to appropriate adjustment in relation to any recapitalizations, unit distributions, unit splits, unit combinations, statutory unit exchanges, reclassifications or other similar events which affect the Series C Preferred Stock.

“Series C Preferred Stock” shall mean the 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company.

Section 3.     Maturity. The Series C Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 4.    Rank. The Series C Preferred Units, with respect to priority of payment of distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, shall rank (a) senior to all classes or series of Common Units, and to any other class or series of Partnership Units issued in the future (together with the Common Units, the “Junior Units”), unless the terms of such Partnership Units expressly provide that it ranks senior to, or on parity with, the Series C Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (b) on parity with the Series A Preferred Units, Series B Preferred Units and any other class or series of Partnership Units the terms of which expressly provide that it ranks on parity with the Series C Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (collectively, the “Parity Units”); and (c) junior to any class or series of Partnership Units, the terms of which expressly provide that it ranks senior to the Series C Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership. The term “Partnership Units” as used in this Section does not include convertible or exchangeable debt securities, including convertible or exchangeable debt securities which rank senior to the Series C Preferred Units prior to conversion or exchange. The Series C Preferred Units shall also rank junior in right to payment to the Partnership’s other existing and future indebtedness.

Annex D-1

Section 5.     Distributions.

A.    Subject to the preferential rights of the holders of any class or series of Partnership Units ranking senior to the Series C Preferred Units with respect to priority of distributions, holders of the Series C Preferred Units are entitled to receive, when, as and if authorized by the General Partner in accordance with the Agreement and declared by the Partnership, out of assets legally available for the payment of distributions, cumulative cash distributions on such Series C Preferred Unit at the rate of 8.00% per annum of the Stated Value (each, a “Cash Distribution”). If a Series C Preferred Unit has a date of original issuance (the “Original Issue Date”) prior to the Distribution Record Date (defined below) for the Distribution Period (defined below) in which such Series C Preferred Unit is issued, the Cash Distributions payable on such Series C Preferred Unit shall begin accruing on, and be cumulative from and including, the first day of the Distribution Period in which such Series C Preferred Unit is issued. If a Series C Preferred Unit has an Original Issue Date after the Distribution Record Date for the Distribution Period in which such Series C Preferred Unit is issued, the Cash Distributions payable on such Series C Preferred Unit shall begin accruing on, and be cumulative from and including, the first day of the first Distribution Period commencing after its issuance. Cash Distributions shall be payable monthly in arrears on or about the fifth day of each calendar month or, if such date is not a Business Day, on the next succeeding Business Day, with the same force and effect as if paid on such date (each, a “Distribution Payment Date”), and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. A “Distribution Period” is the respective period commencing on and including the first day of each calendar month and ending on and including the day preceding the first day of the next succeeding Distribution Period. Cash Distributions shall be payable to holders of record of the Series C Preferred Units as they appear in the records of the Partnership at the close of business on the 25th day of the calendar month preceding the applicable Distribution Payment Date or, if such date is not a Business Day, on the immediately preceding Business Day (each, a “Distribution Record Date”). Any distribution payable on the Series C Preferred Units for any Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

B.    No distributions on Series C Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Company or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

Annex D-2

C.    Notwithstanding anything to the contrary contained herein, distributions on the Series C Preferred Units shall accrue whether or not the restrictions referred to in Section 5(B) exist, whether or not the Partnership has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are authorized or declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series C Preferred Units which may be in arrears. When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Units and the Parity Units, all distributions declared upon the Series C Preferred Units and any Parity Units shall be declared pro rata so that the amount of distributions declared per Series C Preferred Unit and Parity Units shall in all cases bear to each other the same ratio that accumulated distributions per Partnership Unit (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such Parity Stock does not have a cumulative distribution) bear to each other.

D.    Except as provided in the foregoing Section 5(C), unless full cumulative distributions on the Series C Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof in full is set apart for payment for all past Distribution Periods that have ended, no distributions of cash or other property may be declared and paid or declared and set apart for payment, directly or indirectly, on or with respect to the Junior Units or the Parity Units (other than distributions in Junior Units or in options, warrants or rights to subscribe for or purchase Junior Units), nor shall any Junior Units or Parity Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Units made for purposes of and in compliance with requirements of any incentive, benefit or equity purchase plan of the Partnership or the Company or any subsidiary thereof) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Partnership Units), directly or indirectly, by the Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Units and all holders of Parity Units).

E.    Holders of Series C Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units, in excess of full cumulative distributions on the Series C Preferred Units as described above. Any distribution made on the Series C Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Series C Preferred Units which remain payable. Accrued but unpaid distributions on the Series C Preferred Units shall accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

Annex D-3

F.    “Set apart for payment” shall be deemed to include (without limitation): the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, in accordance with the Agreement, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units or Parity Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series C Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

Section 6.     Liquidation Preference.

A.    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series C Preferred Units then outstanding are entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its holders of Partnership Units, after payment of or provision for payment of the Partnership’s debts and other liabilities, the liquidation preference equal to the Stated Value per Series C Preferred Unit, plus an amount equal to any accrued and unpaid Cash Distributions (whether or not authorized or declared) thereon to but not including the date of payment or the date the amount for payment is set apart (collectively, the “Liquidating Distributions”), before any distribution or payment of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to holders of Partnership Units are insufficient to pay in full the Liquidating Distributions on all outstanding Series C Preferred Units and the corresponding amounts payable on all outstanding Parity Units, then all assets distributed to the holders of the Series C Preferred Units and any class or series of Parity Units shall be distributed pro rata so that the amount of assets distributed per Series C Preferred Unit and such class or series of Parity Units shall in all cases bear to each other the same ratio that the Liquidating Distributions per Series C Preferred Unit and such class or series of Parity Units bear to each other. Written notice of the effective date of any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

B.    After payment of the full amount of the Liquidating Distributions to which they are entitled, the holders of Series C Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

C.    For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

Annex D-4

Section 7.     Redemptions.

A.    The Partnership shall redeem a number of Series C Preferred Units equal to the number of shares of Series C Preferred Stock redeemed by the Company, on such dates as the Company may from time to time redeem such shares of Series C Preferred Stock. The redemption price per Series C Preferred Unit shall be equal to the redemption price paid by the Company per share of Series C Preferred Stock. If the Company pays the redemption price for the redemption of any shares of Series C Preferred Stock by issuing shares of Common Stock, the Partnership shall pay the redemption price for the redemption of the same number of Series C Preferred Units by issuing Common Units in an amount equal to the number of shares of Common Stock the Company issues in connection with the redemption. The Partnership shall issue Class A Common Units in such case, if the Series C Preferred Units are held by the Company. Each holder of Series C Preferred Units that shall be redeemed by the Partnership shall be entitled to an amount equal to the distributions accruing after the end of the Distribution Period to which such Distribution Payment Date relates, up to but not including, the redemption date. To the extent the redemption price paid by the Company to redeem shares of Series C Preferred Stock constitutes a payment of accrued and unpaid dividends on such shares, the redemption price paid by the Partnership to redeem Series C Preferred Units shall to the same extent constitute a payment of accrued and unpaid distributions on such Series C Preferred Units. Distributions on Series C Preferred Units to be redeemed shall cease to accrue when dividends shall cease to accrue on the shares of Series C Preferred Stock to be redeemed by the Company in connection with the redemption of such Series C Preferred Units.

Section 8.     Voting Rights.

A.    Holders of the Series C Preferred Units shall not have any voting or consent rights.

B.    When reference is made to Percentage Interest or holdings of Partnership Units as a threshold for voting, consent, approval or any similar requirement in the Agreement, such reference shall not include Series C Preferred Units, except as required by applicable law.

Section 9.     Conversion. Except as otherwise set forth herein, the Series C Preferred Units are not convertible for any other property or securities of the Partnership.

Section 10.     Term. The Series C Preferred Units have no stated maturity date and shall not be subject to any sinking fund and, except as otherwise set forth herein, is not subject to mandatory redemption. The Partnership shall not be required to set aside funds to redeem the Series C Preferred Units.

Section 11.     Status of Redeemed or Repurchased Series C Preferred Units. All Series C Preferred Units redeemed, repurchased or otherwise acquired in any manner by the Partnership shall constitute authorized but unissued Series C Preferred Units.

Annex D-5